Free Writing Prospectus
Filed Pursuant to Rule 433
Registration File No. 333-140962

Alternative Loan Trust 2007- OA11

Final Term Sheet

$495,597,100 (Approximate)

CWALT, INC.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS

Mortgage Pass-Through Certificates, Series 2007-OA11
Distributions payable monthly, beginning November 26, 2007
__________________
The issuing entity will issue certificates, including the following classes of certificates that are offered pursuant to this free writing prospectus:

	Initial Class Certificate Balance/Notional Amount (1)	Pass-Through Rate (2)		Initial Class Certificate Balance/Notional Amount (1)	Pass-Through Rate (2)
Class A-1A	$ 261,714,000	Floating	Class M-3	$ 5,173,000	Floating
Class A-1B	$ 100,000,000	Floating	Class M-4	$ 4,656,000	Floating
Class A-2	$ 45,214,000	Floating	Class M-5	$ 4,397,000	Floating
Class A-3	$ 45,214,000	Floating	Class M-6	$ 4,139,000	Floating
Class X-P	$ 517,324,744 (3)	Variable	Class M-7	$ 1,552,000	Floating
Class A-R	$ 100	Variable	Class M-8	$ 2,586,000	Floating
Class M-1	$ 10,088,000	Floating	Class M-9	$ 2,587,000	Floating
Class M-2	$ 8,277,000	Floating

(1)   This amount is subject to a permitted variance in the aggregate of plus or minus 10%.
(2)   The classes of certificates offered by this free writing prospectus, together with the method of calculating their pass-through rates, the index on which these rates are based and their initial ratings, are listed in the tables under “Summary—Description of the Certificates” in this free writing prospectus.
(3)   The Class X-P Certificates will consist of two interest-only components and two principal-only components. The initial notional amount of the Class X-P Certificates is set forth in the table above but is not included in the aggregate class certificate balance of all the certificates offered.

Summary

Issuing Entity

Alternative Loan Trust 2007-OA11, a common law trust formed under the laws of the State of New York.

Depositor

CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Originators

Approximately 95.66%, of the mortgage loans by aggregate stated principal balance as of the cut-off date were originated by the sponsor. The remaining mortgage loans were originated by various other originators, which, individually, originated less than 5% of the mortgage loans by aggregate stated principal balance as of the cut-off date.

See “The Mortgage Pool—Underwriting Process” in this free writing prospectus.

Master Servicer

Countrywide Home Loans Servicing LP.

Trustee

The Bank of New York.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

For any mortgage loan, the later of October 1, 2007 and the date of origination of that mortgage loan (referred to as the “cut-off date”).

Closing Date

On or about October 30, 2007.

The Mortgage Loans

The mortgage loans will consist primarily of 30- and 40-year conventional, adjustable rate, negative amortization mortgage loans secured by first liens on one-to-four family residential properties with an aggregate current principal balance of approximately $517,324,844 as of the cut-off date. The mortgage rate on each mortgage loan is fixed during an introductory period of one to three months after origination. Thereafter, the interest rate on each mortgage loan adjusts monthly based on a specified index, but the scheduled monthly payments on the mortgage loans adjust annually (after the end of their initial fixed scheduled payment period of one year).

The statistical information presented in this free writing prospectus regarding the mortgage loans is as of the cut-off date. The depositor believes that the information set forth in this free writing prospectus regarding the mortgage loans as of the cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date. However, certain mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be substituted for the mortgage loans that are described in this free writing prospectus. Any substitution will not result in a material difference in the mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the mortgage loans presented in this free writing prospectus.

As of the cut-off date, the mortgage loans in the mortgage pool had the following characteristics:

Aggregate Current Principal Balance	$517,324,844

Number of Mortgage Loans	1,145

Average Current Principal Balance	$451,812

Range of Current Principal Balances	$42,506 to $5,809,771

Weighted Average Mortgage Rate less any lender paid mortgage insurance	8.266%

Weighted Average Mortgage Rate	8.325%

Range of Mortgage Rates	1.000% to 10.375%

Weighted Average Minimum Mortgage Rate	3.411%

Weighted Average Maximum Mortgage Rate	10.097%

Weighted Average Original Loan-to-Value Ratio	74.30%

Geographic Concentrations in excess of 10%:

California	42.57%

Florida	12.15%

Weighted Average Original Term to Stated Maturity	395 months

Weighted Average Remaining Term to Stated Maturity	390 months

Percentage of Mortgage Loans with Prepayment Charges	92.27%

Minimum FICO Score	618

Maximum FICO Score	814

Weighted Average FICO Score of Mortgage Loans with Known FICO Score	709

Number of Mortgage Loans with Unknown FICO Score	0

Percentage of Mortgage Loans with Unknown FICO Score	0.00%

Weighted Average Gross Margin	3.411%

Maximum Negative Amortization:

110%	10.09%

115%	89.91%

Weighted Average Maximum Negative Amortization	114%

Weighted Average Initial Payment Adjustment Date	July 1, 2008

See “The Mortgage Pool” in this free writing prospectus.

Additional information regarding the mortgage loans is set forth in Annex A attached to this free writing prospectus.

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Class Certificate Balance / Notional Amount (1)	Type	Initial Rating (Moody’s) (2)	Initial Rating (S&P) (2)
Offered Certificates
Class A-1A	$ 261,714,000	Senior/Floating Pass-Through Rate/ Super Senior	Aaa	AAA
Class A-1B	$ 100,000,000	Senior/Floating Pass-Through Rate/ Super Senior	Aaa	AAA
Class A-2	$ 45,214,000	Senior/Floating Pass-Through Rate/ Super Senior/Support	Aaa	AAA
Class A-3	$ 45,214,000	Senior/Floating Pass-Through Rate/ Support	Aaa	AAA
Class X-P	$ 517,324,744(3)(4)	Senior/Variable Pass-Through Rate/Component	Aaa	AAA
Class A-R	$ 100	Senior/Variable Pass-Through Rate/Residual	Aaa	AAA
Class M-1	$ 10,088,000	Subordinate/Floating Pass-Through Rate	Aa1	AA+
Class M-2	$ 8,277,000	Subordinate/Floating Pass-Through Rate	Aa2	AA
Class M-3	$ 5,173,000	Subordinate/Floating Pass-Through Rate	Aa3	AA
Class M-4	$ 4,656,000	Subordinate/Floating Pass-Through Rate	A1	AA-
Class M-5	$ 4,397,000	Subordinate/Floating Pass-Through Rate	A2	A+
Class M-6	$ 4,139,000	Subordinate/Floating Pass-Through Rate	A3	A-
Class M-7	$ 1,552,000	Subordinate/Floating Pass-Through Rate	Baa1	BBB+
Class M-8	$ 2,586,000	Subordinate/Floating Pass-Through Rate	Baa2	BBB
Class M-9	$ 2,587,000	Subordinate/Floating Pass-Through Rate	Baa3	BBB-

Non-Offered Certificates (5)
Class B-1	$ 5,173,000	Subordinate/Floating Pass-Through Rate
Class B-2	$ 7,243,000	Subordinate/Floating Pass-Through Rate
Class B-3	$ 9,311,744	Subordinate/Floating Pass-Through Rate
______________
(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10% depending on the amount of mortgage loans actually delivered on the closing date.

(2)
The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). The Class B-1, Class B-2 and Class B-3 Certificates are not offered by this free writing prospectus, so ratings for those classes of certificates have not been provided. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)
Solely for purposes of determining distributions of principal and interest and the allocation of realized losses and net deferred interest on the mortgage loans, the Class X-P Certificates are comprised of four components that are not separately transferable: two interest-only components (the Class X-P IO-1 and Class X-P IO-2

Components) and two principal-only components (the Class X-P PO-1 and Class X-P PO-2 Components). The interest-only and principal-only components of the Class X-P Certificates are sometimes referred to as IO Components and PO Components, respectively.

The IO Components are notional amount, interest-only components that will not have component principal balances. Each PO Component will have a component principal balance (initially zero).

The notional amount of the Class X-P Certificates will equal the aggregate component notional amount of its IO Components. The class certificate balance of the Class X-P Certificates will equal the aggregate component principal balance of its PO Components.

IO Components. The “component notional amount” of the Class X-P IO-1 Component for the interest accrual period related to any distribution date will equal the sum of (1) the aggregate class certificate balance of the Class A Certificates and (2) the component principal balance of the Class X-P PO-1 Component immediately prior to such distribution date. The “component notional amount” of the Class X-P IO-2 Component for the interest accrual period related to any distribution date will equal the sum of (1) the excess, if any, of the aggregate stated principal balance of the mortgage loans as of the first day of the related due period (after giving effect to principal prepayments received in the prepayment period that ends during that due period) over the aggregate class certificate balance of the senior certificates (including the Class X-P Certificates) immediately prior to such distribution date and (2) the component principal balance of the Class X-P PO-2 Component immediately prior to such distribution date.

PO Components. The “component principal balance” of each PO Component will initially be zero and will increase depending on the amount of net deferred interest from the mortgage loans allocated to the IO Component with the same alpha-numeric designation, as described under “Description of the Certificates—Interest” in this free writing prospectus. The component principal balance of a PO Component will be reduced by all amounts actually distributed as principal on that component and all realized losses applied in reduction of principal on that component on all prior distribution dates and will be increased by amounts allocated as subsequent recoveries to that PO Component as described under “Description of the Certificates—Calculation of Class Certificate Balance.”

(4)
On each distribution date, the Class X-P Certificates will also be entitled to receive the prepayment charges received with respect to the mortgage loans during the related prepayment charge period. The ratings assigned to the Class X-P Certificates do not address the likelihood that any prepayment charges will be received by the Class X-P Certificates.

(5)
The Class B-1, Class B-2 and Class B-3 Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class B-1, Class B-2 and Class B-3 Certificates is provided only to permit a better understanding of the offered certificates.

The certificates also will have the following characteristics:

Class	Pass-Through Rate On and Before Optional Termination Date	Pass-Through Rate After Optional Termination Date	Interest Accrual Period	Interest Accrual Convention
Offered Certificates
Class A-1A	MTA + 1.38% (1)	MTA + 1.38% (1)	calendar month (2)	30/360 (3)
Class A-1B	MTA + 1.25% (1)	MTA + 1.25% (1)	calendar month (2)	30/360 (3)
Class A-2	MTA + 1.60% (1)	MTA + 1.60% (1)	calendar month (2)	30/360 (3)
Class A-3	MTA + 2.50% (1)	MTA + 2.50% (1)	calendar month (2)	30/360 (3)
Class X-P	(4)(5)(6)	(4)(5)(6)	calendar month (2)	30/360 (3)
Class A-R	(7)	(7)	calendar month (2)	30/360 (3)
Class M-1	LIBOR + 1.50% (8)	LIBOR + 2.25% (8)	(9)	Actual/360 (10)
Class M-2	LIBOR + 1.50% (8)	LIBOR + 2.25% (8)	(9)	Actual/360 (10)
Class M-3	LIBOR + 1.50% (8)	LIBOR + 2.25% (8)	(9)	Actual/360 (10)
Class M-4	LIBOR + 1.50% (8)	LIBOR + 2.25% (8)	(9)	Actual/360 (10)
Class M-5	LIBOR + 1.50% (8)	LIBOR + 2.25% (8)	(9)	Actual/360 (10)
Class M-6	LIBOR + 1.50% (8)	LIBOR + 2.25% (8)	(9)	Actual/360 (10)
Class M-7	LIBOR + 1.50% (8)	LIBOR + 2.25% (8)	(9)	Actual/360 (10)
Class M-8	LIBOR + 1.50% (8)	LIBOR + 2.25% (8)	(9)	Actual/360 (10)
Class M-9	LIBOR + 1.50% (8)	LIBOR + 2.25% (8)	(9)	Actual/360 (10)

Non-Offered Certificates
Class B-1	LIBOR + 1.50% (8)	LIBOR + 1.50% (8)	(9)	Actual/360 (10)
Class B-2	LIBOR + 1.50% (8)	LIBOR + 1.50% (8)	(9)	Actual/360 (10)
Class B-3	LIBOR + 1.50% (8)	LIBOR + 1.50% (8)	(9)	Actual/360 (10)
______________
(1)
The pass-through rate on this class of certificates may adjust monthly based on the level of one-year MTA, subject to a net rate cap. MTA for the related interest accrual period is calculated as described under “Description of the Certificates—Determination of MTA.” The net rate cap is a per annum rate generally equal to the weighted average adjusted net mortgage rate of the mortgage loans.

(2)	The interest accrual period for any distribution date will be the calendar month before the month of that distribution date.

(3)	Interest will accrue at the rate described in this table on the basis of a 360-day year divided into twelve 30-day months.

(4)
The Class X-P Certificates will be entitled to receive on each distribution date the sum of the interest accrued on its IO Components (based upon the component notional amount of each IO Component) during the related interest accrual period at their respective pass-through rates for that distribution date, less any amounts that are used to pay carryover shortfall amounts in respect of any other classes of certificates as described herein. The PO Components of the Class X-P Certificates do not bear interest so they do not have a pass-through rate.

(5)
The pass-through rate for the Class X-P IO-1 Component for the interest accrual period for any distribution date will generally equal the excess, if any, of (1) the net rate cap for the Class A Certificates for that distribution date over (2) the weighted average of the pass-through rates of the Class A Certificates and the Class X-P PO-1 Component for that interest accrual period (weighted on the basis of their respective class certificate balances or component principal balance, as applicable).

The pass-through rate for the Class X-P IO-2 Component for the interest accrual period for any distribution date will generally equal the excess, if any, of (1) the net rate cap for the subordinated certificates for that distribution date (adjusted to a rate calculated on the basis of a 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the subordinated certificates and the Class X-P PO-2 Component for that interest accrual period (weighted on the basis of their respective class certificate balances or component principal balance, as applicable, and adjusted to a rate calculated on the basis of a 360-day year comprised of twelve 30-day months).

(6)	The Class X-P Certificates also will be entitled to receive all of the prepayment charges received with respect to the mortgage loans during the related prepayment charge period.

(7)	The pass-through rate for the Class A-R Certificates for the interest accrual period related to any distribution date will be a per annum rate equal to the net rate cap for the Class A Certificates.

(8)
The pass-through rate on this class of certificates may adjust monthly based on the level of one-month LIBOR, subject to a net rate cap. LIBOR for the related interest accrual period is calculated as described under “Description of the Certificates—Determination of LIBOR.”

(9)
The interest accrual period for any distribution date will be the period commencing on the distribution date in the month prior to the month in which that distribution date occurs (or commencing on the closing date, in the case of the first distribution date) and ending on the day immediately prior to that distribution date.

(10)	Interest will accrue at the rate described in this table on the basis of a 360-day year and the actual number of days that elapsed in the related interest accrual period.

See “Description of the Certificates” in this free writing prospectus.

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates

Senior Certificates	Class A, Class X-P and Class A-R Certificates

Subordinated Certificates	Class M and Class B Certificates

LIBOR Certificates	Subordinated Certificates

MTA Certificates	Class A Certificates

Floating Rate Certificates	LIBOR Certificates and MTA Certificates

Class A Certificates	Class A-1A, Class A-1B, Class A-2 and Class A-3 Certificates

Class M Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates

Class B Certificates	Class B-1, Class B-2 and Class B-3 Certificates

Offered Certificates	Senior Certificates and Class M Certificates

IO Components	Class X-P IO-1 and Class X-P IO-2 Components

PO Components	Class X-P PO-1 and Class X-P PO-2 Components

Record Date

Senior Certificates:

For any distribution date, the last business day of the month preceding the month of the distribution date.

LIBOR Certificates:

The business day immediately preceding a distribution date, or if the LIBOR Certificates are no longer book-entry certificates, the last business day of the calendar month preceding the month of that distribution date.

Denominations

Offered Certificates other than the Class X-P and Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class X-P Certificates:

$100,000 (notional amount) and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company, in the United States, or Clearstream, Luxembourg or the Euroclear System, in Europe.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on November 26, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Last Scheduled Distribution Date

The last scheduled distribution date for the offered certificates is the distribution date in November 2047. Since the rate of distributions in reduction of the class certificate balance or notional amount of each class of offered certificates will depend on the rate of payment (including prepayments) of the mortgage loans, the class certificate balance or notional amount of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Payments

The related interest accrual period, interest accrual convention and method of calculating the pass-through rate for each class of interest-bearing certificates is shown in the table above.

On each distribution date, to the extent funds are available, each class of interest-bearing certificates or each IO Component will be entitled to receive:

•
interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance or component notional amount, as applicable, immediately prior to that distribution date, and

•	any interest remaining unpaid from prior distribution dates, less

•	any net deferred interest allocated to that class or component for that distribution date, less

•	any net interest shortfalls allocated to that class or component for that distribution date.

The PO Components do not bear interest.

Net Deferred Interest:

For any distribution date, the amount of the net deferred interest on the mortgage loans that will be allocated to the certificates (this amount is referred to as the “net deferred interest”) will equal the excess, if any, of:

•	the interest deferred on the mortgage loans from the previous due date to the due date related to that distribution date, over

•
the sum of the amount of principal prepayments received during the related prepayment period and subsequent recoveries received on the mortgage loans during the calendar month prior to that distribution date.

For any distribution date, the senior percentage of the amount of net deferred interest will be allocated to the senior certificates or IO Components and the subordinated percentage of that net deferred interest will be allocated to the subordinated certificates.

Among the senior certificates or subordinated certificates, as applicable, the net deferred interest allocated to a class of certificates or an IO Component will generally be an amount (not to exceed the interest entitlement for that class or component for that distribution date) equal to the excess, if any, of:

•	the amount of interest accrued on that class of certificates or IO Component at its pass-through rate during the interest accrual period related to that distribution date, over

•
the amount of interest that would have accrued if the pass-through rate for that class of certificates or IO Component was equal to the adjusted rate cap for that class or component and distribution date.

The amount of net deferred interest allocated to a class of certificates or IO Component will be added to the class certificate balance of the class or, in the case of an IO Component, to the component principal balance of the PO Component with the same alpha-numeric designation.

See “Description of the Certificates—Interest” and “—Allocation of Net Deferred Interest” in this free writing prospectus.

Allocation of Interest Shortfalls:

For any distribution date, the interest entitlement for each interest-bearing class of certificates or IO Component will be reduced by the amount of net interest shortfalls experienced by the mortgage loans resulting from:

•	prepayments on the mortgage loans and

•	reductions in the interest rate on the mortgage loans due to Servicemembers Relief Act reductions or debt service reductions.

Net interest shortfalls for the mortgage loans on any distribution date will be allocated pro rata among all classes of interest-bearing certificates (or IO Components thereof), based on their respective entitlements, in each case before taking into account any reduction in the entitlements from net interest shortfalls.

If on any distribution date, available funds are not sufficient to make a full distribution of the interest entitlement on the interest-bearing certificates and IO Components in the order described below under “—Priority of Distributions Among Certificates”, interest will be distributed on each class of certificates and IO Components of equal priority, pro rata, based on their respective entitlements. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates and IO Components will be entitled to receive on the next distribution date. Any unpaid interest amount carried forward will not bear interest.

See “Description of the Certificates—Interest” and “—Allocation of Interest Shortfalls” in this free writing prospectus.

Carryover Shortfall Amount:

If the pass-through rate on a class of certificates

(other than the Class X-P or Class A-R Certificates) for the interest accrual period related to a distribution date is limited by the related net rate cap, any resulting interest shortfall (referred to as a “carryover shortfall amount”) may be paid on that distribution date or (except in the case of the Class B Certificates) on future distribution dates from amounts otherwise distributable as interest on the related IO Component as described below under “—Priority of Distributions.”

See “Description of the Certificates—Carryover Shortfall Reserve Fund” and “Description of the Certificates—Interest” in this free writing prospectus.

Principal Payments

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus.

Generally, the principal collections from the mortgage loans are allocated to the senior certificates as set forth below, and any remainder is allocated to the subordinated certificates:

•
in the case of scheduled principal collections, the amount allocated to the senior certificates is based on the ratio of the aggregate class certificate balance of the senior certificates to the aggregate class certificate balance of all of the certificates, and

•
in the case of net principal prepayments, the amount allocated to the senior certificates is based on a fixed percentage (equal to 100%) until the tenth anniversary of the first distribution date, at which time the percentage will step down as described herein, if the specified conditions are met.

Notwithstanding the foregoing,

•	no decrease in the senior prepayment percentage will occur unless certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied, and

•
if the subordination percentage meets a certain threshold and certain conditions related to the loss and delinquency performance of the mortgage loans are satisfied (referred to as the “two times test”), the senior prepayment percentage will step down prior to the tenth anniversary of the first distribution date, and will be a smaller percentage than would be the case if the two times test were not met.

Principal will be distributed on each class of certificates or PO Component entitled to receive principal payments as described below under “—Amounts Available for Distributions on the Certificates.”

The IO Components are not entitled to receive any principal distributions.

See “Description of the Certificates—Principal” and “—Component Class” in this free writing prospectus.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses described under the next heading are subtracted):

•
all scheduled installments of interest (after taking into account reductions due to deferred interest on the mortgage loans) and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them,

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures,

•
net proceeds from the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest),

•	subsequent recoveries with respect to the mortgage loans,

•
partial or full prepayments of the mortgage loans collected during the applicable period, together with interest paid in connection with the prepayments (other than certain excess amounts payable to the master servicer) and the compensating interest, and

•	any substitution adjustment amount or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by a seller or purchased by the master servicer during the applicable period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•	the master servicing fee and additional servicing compensation due to the master servicer,

•	the trustee fee due to the trustee,

•	lender paid mortgage insurance premiums, if any,

•	all prepayment charges (which are distributable only to the Class X-P Certificates),

•
the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the certificate account pursuant to the pooling and servicing agreement, and

•	all other amounts for which the depositor, a seller or the master servicer is entitled to be reimbursed.

Any amounts paid from the amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by a per annum rate (referred to as the master servicing fee rate) which equals 0.375% per annum. The amount of the master servicing fee is subject to adjustment with respect to certain prepaid mortgage loans.

Additional Servicing Compensation:

The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans as described under “Description of the Certificates—Priority of Distributions Among Certificates” in this free writing prospectus.

Source and Priority of Distributions:

The master servicing fee and the additional servicing compensation described above will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Distributions

Priority of Distributions Among Certificates

In general, on any distribution date, available funds will be distributed in the following order:

•
to interest on the interest-bearing classes of senior certificates and IO Components, pro rata, based on their respective interest entitlements; provided, that amounts distributable to the IO Components (after allocation of net deferred interest) will first be deposited into the carryover shortfall reserve fund,

•	to principal of the classes of senior certificates and the PO Components then entitled to receive distributions of principal, in the order and subject to the priorities set forth below,

•
to interest on and then principal of each class of subordinated certificates, in the order of their distribution priorities, beginning with the Class M-1 Certificates, in each case subject to the limitations set forth below, and

•	to the Class A-R Certificates.

Carryover Shortfall Reserve Fund

On each distribution date, all amounts distributable as interest to the IO Components will be deposited in the carryover shortfall reserve fund and will be distributed as follows:

•
from amounts otherwise distributable to the Class X-P IO-1 Component, concurrently, to each class of Class A Certificates, pro rata (as specified under “Description of the Certificates—Carryover Shortfall Reserve Fund”), to pay carryover shortfall amounts of those classes of certificates,

•
from amounts otherwise distributable to the Class X-P IO-2 Component, concurrently, to each class of subordinated certificates, pro rata (as specified under “Description of the Certificates—Carryover Shortfall Reserve Fund”), to pay carryover shortfall amounts of those classes of certificates.

Any amounts that were distributable to an IO Component but were not used to pay carryover shortfall amounts as described above will be distributed to the Class X-P Certificates.

Holders of the Class X-P Certificates will not be entitled to reimbursement for any amounts in respect of interest otherwise payable to an IO Component that was used to pay carryover shortfall amounts on other classes of certificates.

Principal

On each distribution date, the principal amount will be distributed as principal first with respect to the senior certificates (or with respect to the Class X-P Certificates, the PO Components) in an amount up to the senior principal distribution amount, and second as principal of the subordinated certificates, in an amount up to the subordinated principal distribution amount.

Senior Certificates:

On each distribution date, the principal amount, up to the amount of the senior principal distribution amount, will be distributed as principal of the classes of senior certificates, in the following order:

•	to the Class A-R Certificates, until its class certificate balance is reduced to zero, and

•	concurrently, to the Class A-1A, Class A-1B, Class A-2 and Class A-3 Certificates and each PO Component, pro rata, until their respective class certificate balances or component principal balances, as applicable, are reduced to zero.

Subordinated Certificates; Applicable Credit Support Percentage Trigger:

On each distribution date, to the extent of available funds available therefor, the principal amount, up to the subordinated principal distribution amount, will be distributed as principal of the subordinated certificates in order of their distribution priority, beginning with the Class M-1 Certificates, until their respective class certificate balances are reduced to zero. Each class of subordinated certificates will be entitled to receive its pro rata share of the subordinated principal distribution amount (based on its respective class certificate balance); provided, that if the applicable credit support percentage of a class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest distribution priority) is less than the original applicable credit support percentage for that class (referred to as a “restricted class”), the restricted class will not receive distributions of the net principal prepayment amount. Instead, the portion of the net principal prepayment amount otherwise distributable to each restricted class will be allocated to those classes of subordinated certificates that are not restricted classes, pro rata, based upon their respective class certificate balances and distributed in the sequential order described above.

Allocation of Realized Losses

On each distribution date, the amount of any realized losses on the mortgage loans will be allocated in the following order:

•
to the subordinated certificates in the reverse order of their distribution priority, beginning with the class of subordinated certificates outstanding with the lowest distribution priority, until their respective class certificate balances are reduced to zero, then

•
concurrently, to the senior certificates, pro rata, until their respective class certificate balances are reduced to zero. Within the Class A Certificates, any realized losses will be allocated, first, sequentially, to the Class A-3 and Class A-2 Certificates, in that order, until their respective class certificate balances are reduced to zero, and, second, concurrently, to the Class A-1A and Class A-1B Certificates, pro rata, until their respective class certificate balances are reduced to zero.

In addition, if, on any distribution date, following all distributions and the allocation of net deferred interest and realized losses, the aggregate class certificate balance of all classes of certificates exceeds the pool principal balance, then the class certificate balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced by the amount of the excess.

Credit Enhancement

The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.

Subordination

The senior certificates will have a distribution priority over the classes of subordinated certificates. Among the subordinated certificates, the Class M Certificates will have a distribution priority over the Class B Certificates. Within the Class M and Class B Certificates, each class of certificates will have a distribution priority over those classes of certificates, if any, with a higher numerical designation.

Subordination is designed to provide the holders of certificates with a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans first, to the subordinated certificates, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, and second to the senior certificates (other than the IO Components) in accordance with the priorities set forth above under “—Allocation of Realized Losses.”

Additionally, as described above under “—Principal Payments,” unless certain conditions are met, the senior prepayment percentage (which determines the allocation of the net principal prepayments between the senior certificates and the subordinated certificates) will equal or exceed the senior percentage (which represents the senior certificates’ pro rata percentage interest in the mortgage loans). This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates which receive these unscheduled payments of principal while, in the absence of realized losses, increasing the interest in the principal balance of the mortgage loans evidenced by the subordinated certificates. Increasing the respective interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute with a replacement mortgage loan, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of that mortgage loan that materially and adversely affects the interests of the certificateholders in that mortgage loan.

The master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more according to the MBA method. In addition, if a mortgage loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity, the master servicer will have the option to purchase that mortgage loan until the 270th day following the date on which that mortgage loan becomes subject to that repurchase obligation, regardless of the current pay status of that mortgage loan.

If a borrower requests a reduction to the mortgage rate for the related mortgage loan, the master servicer is required to agree to that reduction if Countrywide Home Loans, Inc., in its corporate capacity, agrees to purchase that mortgage loan from the issuing entity. Countrywide Home Loans, Inc. will be obligated to purchase that mortgage loan upon modification of the mortgage rate by the master servicer.

The purchase price for any mortgage loans repurchased by a seller or purchased by the master servicer will generally be equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the master servicing fee rate).

Optional Termination

The master servicer may purchase all of the remaining assets of the issuing entity and retire all the outstanding classes of certificates on or after the distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

Tax Status

For federal income tax purposes, the issuing entity (exclusive of the assets in the carryover shortfall reserve fund) will consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC and rights to receive payments of carryover shortfall amounts pursuant to the pooling and servicing agreement. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICS.

ERISA Considerations

The Class A-1A and Class A-1B certificates may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of a benefit plan, so long as certain conditions are met.

Legal Investment

The senior certificates and the Class M-1, Class M-2, Class M-3 and Class M-4 Certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

The Mortgage Pool

General

As of the cut-off date, the aggregate Stated Principal Balance of the Mortgage Loans in the mortgage pool was approximately $517,324,844, which is referred to as the “Cut-off Date Pool Principal Balance.”

The principal balance of each Mortgage Loan as of the cut-off date reflects the application of scheduled payments of principal due on the Mortgage Loan on or prior to the cut-off date, whether or not received, and any amounts of deferred interest added to the Stated Principal Balance of such Mortgage Loan as a result of negative amortization (as described below). Whenever reference is made in this free writing prospectus to a percentage of some or all of the Mortgage Loans, that percentage is determined on the basis of the Stated Principal Balances of such Mortgage Loans as of the cut-off date, unless otherwise specified.

All of the Mortgage Loans to be included in the issuing entity will be evidenced by promissory notes secured by first lien deeds of trust, security deeds or mortgages on one- to four- family residential properties. Substantially all of the Mortgage Loans had stated terms to maturity of 30 years or 40 years at origination. Except for the 40/30 Balloon Mortgage Loans, the Mortgage Loans will have amortization terms that are equal to their respective stated terms to maturity. A “40/30 Balloon Mortgage Loan” has an original amortization term of 40 years and an original stated term to maturity of 30 years. All of the Mortgage Loans provide that payments are due on the first day of each month (the “Due Date”). Scheduled monthly payments made by the borrowers on the Mortgage Loans (referred to as scheduled payments) either earlier or later than their scheduled Due Dates will not affect the amortization schedule or the relative application of the payments to principal and interest. Approximately 92.27% of the Mortgage Loans require the payment of prepayment charges in connection with certain prepayments. The remaining Mortgage Loans may be prepaid at any time without a prepayment charge. Any prepayment charges received on the Mortgage Loans will only be distributed to the Class X-P Certificates.

All of the Mortgage Loans will be “Negative Amortization Loans.” The Mortgage Rates for the Negative Amortization Loans are generally fixed for the one to three month period beginning with the month prior to the month in which the first scheduled payment occurs under the mortgage note (and the related Mortgage Rate during such time period generally is less than the sum of the applicable Mortgage Index and the related Gross Margin) and then they adjust monthly, but the “scheduled payments” on the Negative Amortization Loans adjust annually (after the end of their respective initial fixed scheduled payment period of one year) on a date specified in the related mortgage note to equal an amount that is sufficient to pay the remaining principal balance of each Mortgage Loan by its remaining amortization term and interest accruing thereon at the most recently calculated Mortgage Rate subject to the conditions (the “Payment Caps”) that:

•
the amount of the monthly payment (with the exception of the payment adjustment dates described below and the last payment adjustment date) will not increase or, if applicable, decrease, by an amount that is more than 7.50% of the monthly payment prior to the adjustment,

•
as of the five-year anniversary of the first Due Date of the Mortgage Loan and on the same date every fifth year thereafter or, in the case of approximately 56.70% of the Mortgage Loans, as of the ten-year anniversary of the first Due Date and on the same date every fifth year thereafter and, in each case, on the last payment adjustment date, the monthly payment will be recast without regard to the limitation in the first bullet point above, and

•
if the unpaid principal balance exceeds 110% or 115%, as applicable, of the original principal balance due to deferred interest, the monthly payment will be recast without regard to the limitation in the first bullet point to amortize fully the then unpaid principal balance of the Negative Amortization Loan over its remaining amortization term.

Each Mortgage Loan will provide for the adjustment to its mortgage rate (the “Mortgage Rate”) at the end of its initial fixed-rate period, if any, and, monthly thereafter (referred to as the “Adjustment Date”) in accordance with the terms of the related mortgage note to equal the sum of (1) the index (the “Mortgage Index”) in the related mortgage note and (2) a fixed percentage amount specified in the related mortgage note (the “Gross Margin”). The

Mortgage Index for the Mortgage Rate (i) for a majority of the Mortgage Loans is the twelve-month average monthly yield on U.S. Treasury Securities adjusted to a constant maturity of one-year, as published by the Federal Reserve Board in the Federal Reserve Statistical Release “Selected Interest Rates (H.15)” (“One-Year MTA”), (ii) for some of the Mortgage Loans, is the London interbank offered rate for one-month U.S. dollar deposits as listed under “Money Rates” in The Wall Street Journal most recently available as of the first day of the month prior to the month of such Adjustment Date (with respect to the Mortgage Loans, “One-Month LIBOR”) and, (iii) for some of the Mortgage Loans, is the monthly weighted average cost of funds for depository institutions that have home offices located in Arizona, California or Nevada and that are members of the Eleventh District of the Federal Home Loan Bank System as computed from statistics tabulated and published by the Federal Home Loan Bank of San Francisco as most recently available generally as of a day specified in the related mortgage note (“Eleventh District COFI”). If the Mortgage Index is no longer available, the Mortgage Index will be a new index selected by the master servicer based on comparable information.

Since the Mortgage Rates on the Mortgage Loans adjust at a different time than the monthly payments thereon and the Payment Caps may limit the amount by which the monthly payments may adjust, the amount of a monthly payment may be more or less than the amount necessary to fully amortize the principal balance of the Negative Amortization Loan over its then remaining amortization term at the applicable Mortgage Rate. Accordingly, Negative Amortization Loans may be subject to:

•
reduced amortization (if the scheduled payment due on a Due Date is sufficient to pay interest accrued during the related accrual period at the applicable Mortgage Rate but is not sufficient to reduce principal in accordance with a fully amortizing schedule);

•
negative amortization (if interest accrued during the related accrual period at the applicable Mortgage Rate is greater than the entire scheduled payment due on the related Due Date (which is referred to as “Deferred Interest”)); or

•
accelerated amortization (if the scheduled payment due on a Due Date is greater than the amount necessary to pay interest accrued during the related accrual period at the applicable Mortgage Rate and to reduce principal in accordance with a fully amortizing schedule).

Any Deferred Interest is added to the principal balance of the applicable Negative Amortization Loan and, if such Deferred Interest is not offset by subsequent accelerated amortization, it may result in a final lump sum payment at maturity greater than, and potentially substantially greater than, the monthly payment due in the immediately preceding Due Period.

Adjustments to the Mortgage Rate for each Mortgage Loan will be subject to a lifetime maximum interest rate (the “Maximum Mortgage Rate”). After the introductory period of one to three months during which the Mortgage Rate is fixed, each Mortgage Loan specifies a lifetime minimum interest rate (the “Minimum Mortgage Rate”), which will generally equal the Gross Margin for that Mortgage Loan.

Each borrower has a variety of monthly payment options under a Negative Amortization Loan. The borrower has the option to make a payment that

•	equals the scheduled payment described above,

•
equals the monthly interest-only payment calculated at the current Mortgage Rate on the unpaid principal balance of that Negative Amortization Loan (unless the scheduled payment is greater in which case the borrower must pay at least the scheduled payment), or

•
is sufficient to fully amortize the unpaid principal balance of the Negative Amortization Loan over (i) its actual remaining amortization term at the current Mortgage Rate or (ii) an assumed remaining amortization term at the current Mortgage Rate where it is assumed that the original amortization term for that Negative Amortization Loan was 15 years.

Any payment by a borrower that is made in accordance with one of the payment options described above will not constitute a prepayment.

The “Loan-to-Value Ratio” of a mortgage loan at any given time is a fraction, expressed as a percentage, the numerator of which is the principal balance of the related mortgage loan at the date of determination and the denominator of which is the Collateral Value. The “Collateral Value” is,

•	in the case of a purchase, the lesser of the selling price of the mortgaged property or its appraised value at the time of sale, or

•	in the case of a refinance, the appraised value of the mortgaged property at the time of the refinance.

Although all of the Mortgage Loans are secured by first liens, the tables set forth in Annex entitled “Combined Loan-to-Value Ratios” include the Combined Loan-to-Value Ratios of certain Mortgage Loans. The “Combined Loan-to-Value Ratio” of a mortgage loan originated by Countrywide Home Loans is a fraction, expressed as a percentage, the numerator of which is the sum of (i) the principal balance of the mortgage loan at origination and (ii) the outstanding principal balance at origination of the mortgage loan of any junior mortgage loan(s) originated by Countrywide Home Loans contemporaneously with the origination of the senior mortgage loan (or, in the case of any open-ended junior revolving home equity line of credit, the maximum available line of credit with respect to that junior mortgage loan), and the denominator of which is the Collateral Value. If a mortgage loan was originated by Countrywide Home Loans in connection with the refinancing of an existing mortgage loan, the numerator of the Combined Loan-to-Value Ratio for that mortgage loan will also include the outstanding principal balance at origination of any junior mortgage loan(s) originated by Countrywide Home Loans during the 12 months following the origination of the mortgage loan being refinanced. The Combined Loan-to-Value Ratio of a mortgage loan not originated by Countrywide Home Loans is based on the information provided by the related originator or transferor of the mortgage loan and may or may not reflect the presence or amount of any junior mortgage loan secured by the same mortgaged property.

No assurance can be given that the value of any mortgaged property has remained or will remain at the level that existed on the appraisal or sales date. If residential real estate values generally or in a particular geographic area decline, the Loan-to-Value Ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur with respect to the mortgage loans.

Further statistical information regarding certain characteristics of the Mortgage Loans in the mortgage pool as of the cut-off date is set forth in Annex A hereto.

Underwriting Process

General

Approximately 95.66% of the Mortgage Loans, by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date, were originated by Countrywide Home Loans, Inc. or acquired by Countrywide Home Loans from correspondent lenders using Countrywide Home Loans’ underwriting guidelines described below. The remaining Mortgage Loans were originated by various other originators, which, individually, originated less than 5% of the Mortgage Loans, by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date.

Countrywide Home Loans, Inc.

Countrywide Home Loans has been originating mortgage loans since 1969. Countrywide Home Loans’ underwriting standards are applied in accordance with applicable federal and state laws and regulations.

As part of its evaluation of potential borrowers, Countrywide Home Loans generally requires a description of income. If required by its underwriting guidelines, Countrywide Home Loans obtains employment verification providing current and historical income information and/or a telephonic employment confirmation. Such employment verification may be obtained, either through analysis of the prospective borrower’s recent pay stub and/or W-2 forms for the most recent two years, relevant portions of the most recent two years’ tax returns, or from the prospective borrower’s employer, wherein the employer reports the length of employment and current salary with that organization. Self-employed prospective borrowers generally are required to submit relevant portions of their federal tax returns for the past two years.

In assessing a prospective borrower’s creditworthiness, Countrywide Home Loans may use FICO Credit Scores. “FICO Credit Scores” are statistical credit scores designed to assess a borrower’s creditworthiness and likelihood to default on a consumer obligation over a two-year period based on a borrower’s credit history. FICO Credit Scores were not developed to predict the likelihood of default on mortgage loans and, accordingly, may not be indicative of the ability of a mortgagor to repay its mortgage loan. FICO Credit Scores range from approximately 250 to approximately 900, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score. Under Countrywide Home Loans’ underwriting guidelines, borrowers possessing higher FICO Credit Scores, which indicate a more favorable credit history, and who give Countrywide Home Loans the right to obtain the tax returns they filed for the preceding two years may be eligible for Countrywide Home Loans’ processing program (the “Preferred Processing Program”). None of the Mortgage Loans have been underwritten pursuant to Countrywide Home Loans’ Preferred Processing Program. Countrywide Home Loans may waive some documentation requirements for mortgage loans originated under the Preferred Processing Program.

Periodically the data used by Countrywide Home Loans to complete the underwriting analysis may be obtained by a third party, particularly for mortgage loans originated through a loan correspondent or mortgage broker. In those instances, the initial determination as to whether a mortgage loan complies with Countrywide Home Loans’ underwriting guidelines may be made by an independent company hired to perform underwriting services on behalf of Countrywide Home Loans, the loan correspondent or mortgage broker. In addition, Countrywide Home Loans may acquire mortgage loans from approved correspondent lenders under a program pursuant to which Countrywide Home Loans delegates to the correspondent the obligation to underwrite the mortgage loans to Countrywide Home Loans’ standards. Under these circumstances, the underwriting of a mortgage loan may not have been reviewed by Countrywide Home Loans before acquisition of the mortgage loan and the correspondent represents that Countrywide Home Loans’ underwriting standards have been met. After purchasing mortgage loans under those circumstances, Countrywide Home Loans conducts a quality control review of a sample of the mortgage loans. The number of loans reviewed in the quality control process varies based on a variety of factors, including Countrywide Home Loans’ prior experience with the correspondent lender and the results of the quality control review process itself.

Countrywide Home Loans’ underwriting standards are applied by or on behalf of Countrywide Home Loans to evaluate the prospective borrower’s credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. Under those standards, a prospective borrower must generally demonstrate that the ratio of the borrower’s monthly housing expenses (including principal and interest on the proposed mortgage loan and, as applicable, the related monthly portion of property taxes, hazard insurance and mortgage insurance) to the borrower’s monthly gross income and the ratio of total monthly debt to the monthly gross income (the “debt-to-income ratios”) are within acceptable limits. The maximum acceptable debt-to-income ratio, which is determined on a loan-by-loan basis varies depending on a number of underwriting criteria, including the Loan-to-Value Ratio, loan purpose, loan amount and credit history of the borrower. In addition to meeting the debt-to-income ratio guidelines, each prospective borrower is required to have sufficient cash resources to pay the down payment and closing costs. Exceptions to Countrywide Home Loans’ underwriting guidelines may be made if compensating factors are demonstrated by a prospective borrower.

Countrywide Home Loans may provide secondary financing to a mortgagor contemporaneously with the origination of a mortgage loan, subject to the following limitations: the Loan-to-Value Ratio of the senior (i.e., first) lien may not exceed 80% and the combined Loan-to-Value Ratio may not exceed 95%. Countrywide Home Loans’ underwriting guidelines do not prohibit or otherwise restrict a mortgagor from obtaining secondary financing from lenders other than Countrywide Home Loans, whether at origination of the mortgage loan or thereafter.

The nature of the information that a borrower is required to disclose and whether the information is verified depends, in part, on the documentation program used in the origination process. In general under the Full Documentation Loan Program (the “Full Documentation Program”), each prospective borrower is required to complete an application which includes information with respect to the applicant’s assets, liabilities, income, credit history, employment history and other personal information. Self-employed individuals are generally required to submit their two most recent federal income tax returns. Under the Full Documentation Program, the underwriters verify the information contained in the application relating to employment, income, assets or mortgages.

A prospective borrower may be eligible for a loan approval process that limits or eliminates Countrywide Home Loans’ standard disclosure or verification requirements or both. Countrywide Home Loans offers the following documentation programs as alternatives to its Full Documentation Program: an Alternative Documentation Loan Program (the “Alternative Documentation Program”), a Reduced Documentation Loan Program (the “Reduced Documentation Program”), a No Income/No Asset Documentation Loan Program (the “No Income/No Asset Documentation Program”), a Stated Income/Stated Asset Documentation Loan Program (the “Stated Income/Stated Asset Documentation Program”) and a Streamlined Documentation Loan Program (the “Streamlined Documentation Program”).

For all mortgage loans originated or acquired by Countrywide Home Loans, Countrywide Home Loans obtains a credit report relating to the applicant from a credit reporting company. The credit report typically contains information relating to such matters as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcy, dispossession, suits or judgments. All adverse information in the credit report is required to be explained by the prospective borrower to the satisfaction of the lending officer.

Except with respect to mortgage loans originated pursuant to its Streamlined Documentation Program, whose values were confirmed with a Fannie Mae proprietary automated valuation model, Countrywide Home Loans obtains appraisals from independent appraisers or appraisal services for properties that are to secure mortgage loans. The appraisers inspect and appraise the proposed mortgaged property and verify that the property is in acceptable condition. Following each appraisal, the appraiser prepares a report which includes a market data analysis based on recent sales of comparable homes in the area and, when deemed appropriate, a replacement cost analysis based on the current cost of constructing a similar home. All appraisals are required to conform to Fannie Mae or Freddie Mac appraisal standards then in effect.

Countrywide Home Loans requires title insurance on all of its mortgage loans secured by first liens on real property. Countrywide Home Loans also requires that fire and extended coverage casualty insurance be maintained on the mortgaged property in an amount at least equal to the principal balance of the related single-family mortgage loan or the replacement cost of the mortgaged property, whichever is less.

In addition to Countrywide Home Loans’ standard underwriting guidelines (the “Standard Underwriting Guidelines”), which are consistent in many respects with the guidelines applied to mortgage loans purchased by Fannie Mae and Freddie Mac, Countrywide Home Loans uses underwriting guidelines featuring expanded criteria (the “Expanded Underwriting Guidelines”). The Standard Underwriting Guidelines and the Expanded Underwriting Guidelines are described further under the next two headings.

Standard Underwriting Guidelines

Countrywide Home Loans’ Standard Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 95% for purchase money or rate and term refinance mortgage loans with original principal balances of up to $650,000, up to 80% for mortgage loans with original principal balances of up to $2,000,000, and up to 70% for mortgage loans with original principal balances of up to $3,000,000.

For cash-out refinance mortgage loans, Countrywide Home Loans’ Standard Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 90%, with borrower’s qualifying credit score, and original principal balances ranging up to $650,000. The maximum “cash-out” amount permitted is $500,000 and is based in part on the original Loan-to-Value Ratio of the related mortgage loan being between 55.01% and 80.00%. As used in this free writing prospectus, a refinance mortgage loan is classified as a cash-out refinance mortgage loan by Countrywide Home Loans if the borrower retains an amount greater than the lesser of 2% of the entire amount of the proceeds from the refinancing of the existing loan, or $2,000.

Countrywide Home Loans’ Standard Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on owner occupied properties of up to 95% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 80% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii). On second homes, Countrywide Home Loans’ Standard Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination of up to 95% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii). Countrywide Home Loans’ Standard Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on investment properties of up to 90% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 75% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii).

Under its Standard Underwriting Guidelines, Countrywide Home Loans generally permits a debt-to-income ratio based on the borrower’s total monthly debt of up to 55%.

In connection with the Standard Underwriting Guidelines, Countrywide Home Loans originates or acquires mortgage loans under the Full Documentation Program, the Alternative Documentation Program, the Reduced Documentation Program or the Streamlined Documentation Program.

The Alternative Documentation Program permits a borrower to provide W 2 forms instead of tax returns covering the most recent two years, permits bank statements in lieu of verification of deposits and permits alternative methods of employment verification.

Under the Reduced Documentation Program, some underwriting documentation concerning income, employment and asset verification is waived. Countrywide Home Loans obtains from a prospective borrower either a verification of deposit or bank statements for the two-month period immediately before the date of the mortgage loan application or verbal verification of employment. Since information relating to a prospective borrower’s income and employment is not verified, the borrower’s debt-to-income ratios are calculated based on the information provided by the borrower in the mortgage loan application. The maximum Loan-to-Value Ratio ranges up to 95%.

The Streamlined Documentation Program is available for borrowers who are refinancing an existing mortgage loan that was originated or acquired by Countrywide Home Loans provided that, among other things, the mortgage loan has not been more than 30 days delinquent in payment during the previous twelve-month period. Under the Streamlined Documentation Program, appraisals are obtained only if the loan amount of the loan being refinanced had a Loan-to-Value Ratio at the time of origination in excess of 80% or if the loan amount of the new loan being originated is greater than $650,000. In addition, under the Streamlined Documentation Program, a credit report is obtained but only a limited credit review is conducted, no income or asset verification is required, and telephonic verification of employment is permitted. The maximum Loan-to-Value Ratio under the Streamlined Documentation Program ranges up to 95%.

Expanded Underwriting Guidelines

Mortgage loans which are underwritten pursuant to the Expanded Underwriting Guidelines may have higher Loan-to-Value Ratios, higher loan amounts and different documentation requirements than those associated with the Standard Underwriting Guidelines. The Expanded Underwriting Guidelines also permit higher debt-to-income ratios than mortgage loans underwritten pursuant to the Standard Underwriting Guidelines.

Countrywide Home Loans’ Expanded Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 95% for purchase money or rate and term refinance mortgage loans with original principal balances of up to $500,000, up to 90% for mortgage loans with original principal balances of up to $650,000, up to 80% for mortgage loans with original principal balances of up to $1,500,000 and up to 70% for mortgage loans with original principal balances of up to $3,000,000.

Under certain circumstances, however, Countrywide Home Loans’ Expanded Underwriting Guidelines allow for Loan-to-Value Ratios of up to 100% for purchase money mortgage loans with original principal balances of up to $375,000.

For cash-out refinance mortgage loans, Countrywide Home Loans’ Expanded Underwriting Guidelines for mortgage loans with non-conforming original principal balances generally allow Loan-to-Value Ratios at origination of up to 90% and original principal balances ranging up to $650,000. The maximum “cash-out” amount permitted is $500,000 and is based in part on the original Loan-to-Value Ratio of the related mortgage loan being between 55.01% and 80.00%.

Countrywide Home Loans’ Expanded Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on owner occupied properties of up to 100% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 85% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii). On second homes, Countrywide Home Loans’ Expanded Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination of up to 95% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii). Countrywide Home Loans’ Expanded Underwriting Guidelines for conforming balance mortgage loans generally allow Loan-to-Value Ratios at origination on investment properties of up to 90% on 1 unit properties with principal balances up to $417,000 ($625,500 in Alaska and Hawaii) and 2 unit properties with principal balances up to $533,850 ($800,775 in Alaska and Hawaii) and up to 85% on 3 unit properties with principal balances of up to $645,300 ($967,950 in Alaska and Hawaii) and 4 unit properties with principal balances of up to $801,950 ($1,202,925 in Alaska and Hawaii).

Under its Expanded Underwriting Guidelines, Countrywide Home Loans generally permits a debt-to-income ratio based on the borrower’s total monthly debt of up to 55%.

In connection with the Expanded Underwriting Guidelines, Countrywide Home Loans originates or acquires mortgage loans under the Full Documentation Program, the Alternative Documentation Program, the Reduced Documentation Loan Program, the No Income/No Asset Documentation Program and the Stated Income/Stated Asset Documentation Program. Neither the No Income/No Asset Documentation Program nor the Stated Income/Stated Asset Documentation Program is available under the Standard Underwriting Guidelines.

The same documentation and verification requirements apply to mortgage loans documented under the Alternative Documentation Program regardless of whether the loan has been underwritten under the Expanded Underwriting Guidelines or the Standard Underwriting Guidelines. However, under the Alternative Documentation Program, mortgage loans that have been underwritten pursuant to the Expanded Underwriting Guidelines may have higher loan balances and Loan-to-Value Ratios than those permitted under the Standard Underwriting Guidelines.

Similarly, the same documentation and verification requirements apply to mortgage loans documented under the Reduced Documentation Program regardless of whether the loan has been underwritten under the Expanded Underwriting Guidelines or the Standard Underwriting Guidelines. However, under the Reduced Documentation Program, higher loan balances and Loan-to-Value Ratios are permitted for mortgage loans underwritten pursuant to the Expanded Underwriting Guidelines than those permitted under the Standard Underwriting Guidelines. The maximum Loan-to-Value Ratio, including secondary financing, ranges up to 90%. The borrower is not required to disclose any income information for some mortgage loans originated under the Reduced Documentation Program, and accordingly debt-to-income ratios are not calculated or included in the underwriting analysis. The maximum Loan-to-Value Ratio, including secondary financing, for those mortgage loans ranges up to 80%.

Under the No Income/No Asset Documentation Program, no documentation relating to a prospective borrower’s income, employment or assets is required and therefore debt-to-income ratios are not calculated or included in the underwriting analysis, or if the documentation or calculations are included in a mortgage loan file, they are not taken into account for purposes of the underwriting analysis. This program is limited to borrowers with excellent credit histories. Under the No Income/No Asset Documentation Program, the maximum Loan-to-Value

Ratio, including secondary financing, ranges up to 80%. Mortgage loans originated under the No Income/No Asset Documentation Program are generally eligible for sale to Fannie Mae or Freddie Mac.

Approximately 0.04% of the Mortgage Loans, by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date, were originated under either the No Income/No Asset Documentation Program or the Reduced Documentation Program pursuant to which debt-to-income ratios are not calculated as described above.

Under the Stated Income/Stated Asset Documentation Program, the mortgage loan application is reviewed to determine that the stated income is reasonable for the borrower’s employment and that the stated assets are consistent with the borrower’s income. The Stated Income/Stated Asset Documentation Program permits maximum Loan-to-Value Ratios up to 90%. Mortgage loans originated under the Stated Income/Stated Asset Documentation Program are generally eligible for sale to Fannie Mae or Freddie Mac.

Under the Expanded Underwriting Guidelines, Countrywide Home Loans may also provide mortgage loans to borrowers who are not U.S. citizens, including permanent and non-permanent residents. The borrower is required to have a valid U.S. social security number or a certificate of foreign status (IRS form W 8). The borrower’s income and assets must be verified under the Full Documentation Program or the Alternative Documentation Program. The maximum Loan-to-Value Ratio, including secondary financing, is 80%.

Servicing of Mortgage Loans

The “Expense Fee Rate” is the per annum rate at which the expense fees accrue on the principal balance of each Mortgage Loan. The expense fees with respect to the mortgage pool are payable out of the interest payments on each Mortgage Loan.

The expense fees consist of:

•
the master servicing fee payable to the master servicer in respect of its servicing activities (the “Master Servicing Fee”) with respect to each Mortgage Loan, equal to one-twelfth of the stated principal balance of that Mortgage Loan multiplied by the Master Servicing Fee Rate,

•	fees payable to the trustee in respect of its activities as trustee under the pooling and servicing agreement, and

•	lender paid mortgage insurance premiums, if any.

The “Master Servicing Fee Rate” is 0.375% per annum. In cases where a Mortgage Loan is being directly serviced by a subservicer, the subservicer will be entitled to a portion of the Master Servicing Fee. The master servicer is obligated to pay some but not all ongoing expenses associated with the issuing entity and incurred by the master servicer in connection with its responsibilities under the pooling and servicing agreement and those amounts will be paid by the master servicer out of the Master Servicing Fee. The amount of the Master Servicing Fee is subject to adjustment with respect to prepaid Mortgage Loans, as described under “—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans” in this free writing prospectus. The master servicer is also entitled to receive, as additional servicing compensation, amounts in respect of interest paid on principal prepayments received during that portion of a Prepayment Period from the first day in the month of a Distribution Date to the end of the related Prepayment Period (“prepayment interest excess”), all late payment fees assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in the Certificate Account and Distribution Account and Excess Proceeds with respect to the Mortgage Loans as described under “Description of the Certificates—Fees and Expenses”.

Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans

When a borrower prepays a Mortgage Loan between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter. Except with respect to the month of the cut-off date, principal prepayments by borrowers received by the master servicer from the first day through the fifteenth day of a calendar month will be distributed to certificateholders on the Distribution Date in the same month in which the prepayments are received and, accordingly, no shortfall in the amount of interest to be distributed to certificateholders with respect to prepaid Mortgage Loans results. Conversely, principal prepayments by borrowers received by the master servicer from the sixteenth day (or, in the case of the first Distribution Date, from October 1, 2007) through the last day of a calendar month will be distributed in the month following the month of receipt and, accordingly, a shortfall in the amount of interest to be distributed to certificateholders with respect to the prepaid Mortgage Loans would result. Such a shortfall is referred to as a “prepayment interest shortfall.” Pursuant to the pooling and servicing agreement, the Master Servicing Fee for any month will be reduced by an amount sufficient to pass through to the certificateholders the full amount of interest to which they would be entitled for each prepaid Mortgage Loan on the related Distribution Date. However, the Master Servicing Fee on a Distribution Date will only be reduced by not more than the lesser of the prepayment interest shortfalls and one-half of the Master Servicing Fee for that Distribution Date for the Mortgage Loans (the “Compensating Interest”).

If shortfalls in interest as a result of prepayments on the Mortgage Loans in any Prepayment Period exceed the Compensating Interest for the related Distribution Date, the amount of interest distributed to the certificateholders will be reduced by the amount of the excess.

Certain Modifications and Refinancings

Countrywide Home Loans is permitted under the pooling and servicing agreement to solicit borrowers for reductions to the mortgage rates of their respective mortgage loans. If a borrower requests a reduction to the mortgage rate for the related mortgage loan, the master servicer is required to agree to that reduction if Countrywide Home Loans, in its corporate capacity, agrees to purchase that mortgage loan from the issuing entity. Countrywide Home Loans will be obligated to purchase that mortgage loan upon modification of the mortgage rate by the master servicer for a price equal to 100% of the Stated Principal Balance of that mortgage loan, plus accrued and unpaid interest on the mortgage loan up to the next Due Date at the applicable net mortgage rate, net of any unreimbursed Advances of principal and interest on the mortgage loan made by the master servicer. Countrywide Home Loans will remit the purchase price to the master servicer for deposit into the Certificate Account within one business day of the purchase of that mortgage loan. Purchases of mortgage loans may occur when prevailing interest rates are below the mortgage rates on the mortgage loans and borrowers request modifications. Countrywide Home Loans will indemnify the issuing entity against liability for any prohibited transactions taxes and related interest, additions or penalties incurred by any REMIC as a result of any such modification or purchase.

In addition, the master servicer may agree to modifications of a mortgage loan, including reductions in the related mortgage rate, if, among other things, it would be consistent with the customary and usual standards of practice of prudent mortgage loan servicers. Such modifications may occur in connection with workouts involving delinquent mortgage loans. Countrywide Home Loans is not obligated to purchase any such modified mortgage loans.

Description of the Certificates

General

The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.

The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of CWALT, Inc., Countrywide Home Loans, Inc. (or any other seller), Countrywide Home Loans Servicing LP or any of their affiliates.

The Mortgage Pass-Through Certificates, Series 2007-OA11 will consist of the Class A-1A, Class A-1B, Class A-2, Class A-3, Class X-P, Class A-R, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6,

Class M-7, Class M-8, Class M-9, Class B-1, Class B-2 and Class B-3 Certificates. The Class B-1, Class B-2 and Class B-3 Certificates are not offered by this free writing prospectus. Any information presented in this free writing prospectus with respect to the Class B-1, Class B-2 and Class B-3 Certificates is provided only to permit a better understanding of the offered certificates.

When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates
Senior Certificates	Class A, Class X-P and Class A-R Certificates

Subordinated Certificates	Class M and Class B Certificates

LIBOR Certificates	Subordinated Certificates

MTA Certificates	Class A Certificates

Floating Rate Certificates	LIBOR Certificates and MTA Certificates

Class A Certificates	Class A-1A, Class A-1B, Class A-2 and Class A-3 Certificates

Class M Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates

Class B Certificates	Class B-1, Class B-2 and Class B-3 Certificates

Offered Certificates	Senior Certificates and Class M Certificates

IO Components	Class X-P IO-1 and Class X-P IO-2 Components

PO Components	Class X-P PO-1 and Class X-P PO-2 Components

The certificates are generally referred to as the following types:

Class	Type
Class A-1A Certificates	Senior/Floating Pass-Through Rate/Super Senior

Class A-1B Certificates	Senior/Floating Pass-Through Rate/Super Senior

Class A-2 Certificates	Senior/Floating Pass-Through Rate/Super Senior/Support

Class A-3 Certificates	Senior/Floating Pass-Through Rate/Support

Class X-P Certificates	Senior/Variable Pass-Through Rate/Component

Class A-R Certificates	Senior/Variable Pass-Through Rate/Residual

Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class B-1, Class B-2 and Class B-3 Certificates	Subordinate/Floating Pass-Through Rate

The Class X-P Certificates will be entitled to all prepayment charges received in respect of the Mortgage Loans, and such amounts will not be available for distribution to the holders of the other classes of certificates.

The senior certificates will have an initial aggregate Class Certificate Balance of approximately $452,142,100 and will evidence in the aggregate an initial beneficial ownership interest of approximately 87.40% in the issuing entity. The subordinated certificates will each evidence the initial beneficial ownership interest in the issuing entity set forth below:

Class of Subordinated Certificates	Initial Beneficial Ownership Interest
Class M-1	1.95%
Class M-2	1.60%
Class M-3	1.00%
Class M-4	0.90%
Class M-5	0.85%
Class M-6	0.80%
Class M-7	0.30%
Class M-8	0.50%
Class M-9	0.50%
Class B-1	1.00%
Class B-2	1.40%
Class B-3	1.80%

The Class Certificate Balances or Notional Amounts of the certificates may vary in the aggregate by plus or minus 10%.

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of certificates (other than the Class X-P Certificates) as of any Distribution Date is the initial Class Certificate Balance of the class, reduced by the sum of

•	all amounts previously distributed to holders of certificates of the class as payments of principal,

•	the amount of Realized Losses allocated to the class,

and, increased by

•	the amount of Net Deferred Interest allocated to such class of certificates, as described in this free writing prospectus under “Description of the Certificates—Interest”;

provided, however to the extent Realized Losses have been allocated to the Class Certificate Balances or Component Principal Balances of the certificates or components, the Class Certificate Balances or Component Principal Balances of the classes to which the Realized Losses have been allocated will be increased, sequentially in the order of distribution priority (from highest to lowest), by the amount of Subsequent Recoveries on the Mortgage Loans distributed as principal to any related class of certificates or component, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance or Component Principal Balance of that class of certificates or component.

In addition, the Class Certificate Balance of the class of subordinated certificates then outstanding with the lowest distribution priority will be reduced if and to the extent that the aggregate Class Certificate Balance of all classes of certificates, following all distributions and the allocation of Realized Losses on any Distribution Date, exceeds the pool principal balance.

The calculation of the Class Certificate Balance of the Class X-P Certificates is described under “—Component Class” below.

Component Class

Solely for purposes of calculating distributions of principal and interest and the allocation of Realized Losses and Net Deferred Interest, the Class X-P Certificates will be made up of the components having the designations, initial Component Principal Balances and initial Component Notional Amounts set forth below.

Class	Component Designation	Initial Component Principal Balance	Initial Component Notional Amount
Class X-P Certificates	Class X-P IO-1 Component	N/A	$452,142,000
	Class X-P IO-2 Component	N/A	$65,182,744
	Class X-P PO-1 Component	$0	N/A
	Class X-P PO-2 Component	$0	N/A

The initial Component Notional Amounts set forth in the preceding table may vary by plus or minus 10%. The components comprising the Class X-P Certificates will not be separately transferable from such class of certificates.

The “Class Certificate Balance” of the Class X-P Certificates will equal the aggregate Component Principal Balance of its PO Components, and the “Notional Amount” of the Class X-P Certificates will equal the aggregate Component Notional Amount of its IO Components.

IO Components. Each of the Class X-P IO-1 and Class X-P IO-2 Components is referred to as an “IO Component.” An IO Component will not have a Component Principal Balance and is not entitled to any distributions in respect of principal, but will bear interest on its respective outstanding Component Notional Amount.

For the interest accrual period related to any Distribution Date, the “Component Notional Amount” of the IO Components will equal:

•
for the Class X-P IO-1 Component, the sum of (i) the aggregate Class Certificate Balance of the Class A Certificates immediately prior to that Distribution Date and (ii) the Component Principal Balance of the Class X-P PO-1 Component immediately prior to that Distribution Date,

•
for the Class X-P IO-2 Component, the sum of (1) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period that ends during that Due Period) over the aggregate Class

Certificate Balance of the senior certificates (including the Class X-P Certificates) immediately prior to that Distribution Date and (2) the Component Principal Balance of the Class X-P PO-2 Component immediately prior to that Distribution Date.

PO Components. Each of the Class X-P PO-1 and Class X-P PO-2 Components is referred to as a “PO Component.” The PO Components do not have pass-through rates and do not bear interest.

Each PO Component will have a “Component Principal Balance” (initially zero) that will increase by:

•	the amount of Net Deferred Interest on the Mortgage Loans allocated to the IO Component with the same alpha-numeric designation, and

•	the amount of Subsequent Recoveries allocated to that PO Component as described under “—Calculation of Class Certificate Balance” above,

and will decrease by:

•	all amounts actually distributed as principal of that PO Component on all prior Distribution Dates, and

•	all Realized Losses applied in reduction of principal of that PO Component on all prior Distribution Dates.

Prepayment Charges. In addition to the distributions of interest and principal described in this free writing prospectus, on each Distribution Date, the Class X-P Certificates will be entitled to receive all of the prepayment charges received with respect to the Mortgage Loans during the related Prepayment Period.

The master servicer may not waive any prepayment charge or portion thereof unless (i) the master servicer determines that such waiver would maximize recovery of liquidation proceeds for the Mortgage Loan, taking into account the value of the prepayment charge, or (ii) (A) the enforceability of the prepayment charge is limited (1) by bankruptcy, insolvency, moratorium, receivership, or other similar law relating to creditors’ rights generally or (2) due to acceleration in connection with a foreclosure or other involuntary payment, or (B) the enforceability of the prepayment charge is otherwise limited or prohibited by applicable law. If the master servicer has waived or does not collect all or a portion of a prepayment charge relating to a principal prepayment in full or in part due to any action or omission of the master servicer, other than as provided above, the master servicer will deliver to the trustee, together with the principal prepayment in full or in part, the amount of such prepayment charge (or such portion as had been waived) for deposit into the Certificate Account, and the Class X-P Certificates will be entitled to receive the amount deposited by the master servicer in respect of such waived prepayment charge as if such prepayment charge was paid by the related borrower.

There is no mechanism to ensure that the correct amounts of prepayment charges or payments in lieu thereof are made. The ratings assigned to the Class X-P Certificates do not address the likelihood that any prepayment charges will be received by the Class X-P Certificates.

Book-Entry Certificates; Denominations

The offered certificates (other than the Class A-R Certificates) will be book-entry certificates (the “Book-Entry Certificates”). The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Persons acquiring beneficial ownership interests in the Book-Entry Certificates (“Certificate Owners”) will hold their Book-Entry Certificates through the Depository Trust Company (“DTC”) in the United States, or Clearstream, Luxembourg or the Euroclear System (“Euroclear”), in Europe, if they are participants of such systems, or indirectly through organizations which are participants in such systems. Each class of Book-Entry Certificates will be issued in one or more certificates that will equal the aggregate principal balance of the applicable Class of the Book-Entry Certificates and will initially be registered in the name of Cede & Co., the nominee of DTC. Clearstream, Luxembourg and Euroclear, will hold omnibus positions on behalf of their participants through customers’ securities accounts in Clearstream Banking’s and Euroclear’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank will act as depositary for Clearstream, Luxembourg and Chase will act as depositary for Euroclear (in such capacities, individually the “Relevant Depositary” and collectively the “European Depositaries”). Investors may hold such beneficial interests in the Book-Entry Certificates in minimum denominations representing an original principal amount or notional amount of $25,000 and integral multiples of $1 in excess thereof. No person acquiring a beneficial ownership in a Book-Entry Certificate (each, a “beneficial owner”) will be entitled to receive a physical certificate representing such person’s beneficial ownership interest in such Book-Entry Certificate (a “Definitive Certificate”). Unless and until Definitive Certificates are issued, it is anticipated that the only certificateholder of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be certificateholders as that term is used in the pooling and servicing agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations (“Participants”) and DTC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of DTC, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

The LIBOR Certificates will bear interest during each interest accrual period thereafter at the applicable rate determined as described in the table under “—Interest” below. “LIBOR” applicable to an interest accrual period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that interest accrual period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the trustee, as calculation agent, will establish LIBOR for the related interest accrual period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 4.7925%.

Determination of MTA

The MTA Certificates will bear interest during each interest accrual period at the applicable rate determined as described in the table under “—Interest” below. “MTA” is a per annum rate equal to the twelve-month moving average monthly yield on United States Treasury Securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in the Federal Reserve Statistical Release “Selected Interest Rates (H.15)”. The MTA used for each interest accrual period will be the most recent one-year MTA figure available as of fifteen days prior to the commencement of that interest accrual period (an “MTA Determination Date”).

If MTA is no longer available, the calculation agent will choose a new index for the MTA Certificates that is based on comparable information. When the calculation agent chooses a new index for the MTA Certificates, it will increase or decrease the related Pass-Through Margins by the difference between the average MTA for the final three years it was in effect and the average of the most recent three years for the replacement index. The Pass-Through Margins will be increased by that difference if the average MTA is greater than the average replacement index, and the Pass-Through Margins will be decreased by that difference if the replacement index is greater than the average MTA.

Payments on Mortgage Loans; Accounts

Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, F.S.B., which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long-term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of Mortgage Loans subsequent to the cut-off date (other than in respect of principal and interest due on the Mortgage Loans on or before the cut-off date) and the following amounts required to be deposited under the pooling and servicing agreement:

•	all payments on account of principal on the Mortgage Loans, including Principal Prepayments,

•
all payments on account of interest on the Mortgage Loans, net of the related Master Servicing Fee (as adjusted by Compensating Interest payments), any lender paid mortgage insurance premiums and any prepayment interest excess,

•	all payments on account of prepayment charges on the Mortgage Loans,

•
all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures,

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible,

•
any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from any mortgaged property that the master servicer or its designee has acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan (“REO Property”),

•	all Substitution Adjustment Amounts, and

•	all Advances made by the master servicer.

Prior to their deposit into the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer. For a discussion of the risks that arise from the commingling of payments and collections.

The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:

•	to pay to the master servicer the master servicing fee and the additional servicing compensation (to the extent not previously retained by the master servicer),

•
to reimburse each of the master servicer and the trustee for unreimbursed Advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the Mortgage Loan in respect of which any such Advance was made,

•
to reimburse each of the master servicer and the trustee for any nonrecoverable Advance previously made by it, including Capitalized Advances (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related Mortgage Loan, and their respective portions of the nonrecoverable advance),

•	to reimburse the master servicer for insured expenses from the related insurance proceeds,

•
to reimburse the master servicer for any unreimbursed customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (1) the preservation, restoration and protection of a mortgaged property, (2) any enforcement or judicial proceedings, including foreclosures, (3) the management and liquidation of any REO Property and (4) maintaining any required insurance policies (collectively,

“Servicing Advances”), which right of reimbursement pursuant to this clause is limited (except in the case of Capitalized Advances) to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto),

•
to pay to the purchaser, with respect to each Mortgage Loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such Mortgage Loan after the date of such purchase,

•	to reimburse the sellers and the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement,

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account,

•
to withdraw an amount equal to the sum of (a) the related Available Funds, (b) any prepayment charges received on the Mortgage Loans and (c) the Trustee Fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account, and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.

The master servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.

“Capitalized Advance” with respect to any Distribution Date and any Mortgage Loan means an Advance or T&I Advance that was made after the closing date and added to the unpaid principal balance of that Mortgage Loan in connection with a modification of the related mortgage note during the related Due Period.

“T&I Advance” with respect to any Mortgage Loan means a Servicing Advance related to tax or insurance premium payments owed by the related borrower.

Distribution Account. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds, any prepayment charges received on the Mortgage Loans and the Trustee Fee and will deposit those amounts in an account established and maintained with the trustee on behalf of the certificateholders (the “Distribution Account”). The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

•	the aggregate amount remitted by the master servicer to the trustee, and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.

The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders as described below under “—Priority of Distributions Among Certificates” and may from time to time make withdrawals from the Distribution Account:

•	to pay the Trustee Fee to the trustee,

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account,

•
to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error), and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the Mortgage Loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.

Investments of Amounts Held in Accounts

The Certificate Account and the Distribution Account. All funds in the Certificate Account and the Distribution Account will be invested in permitted investments at the direction, and for the benefit and risk, of the master servicer. All income and gain net of any losses realized from the investment will be for the benefit of the master servicer as additional servicing compensation and will be remitted to it monthly as described herein.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account or the Distribution Account and made in accordance with the pooling and servicing agreement.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency

Fees

Master Servicing Fee / Master Servicer	One-twelfth of the Stated Principal Balance of each Mortgage Loan multiplied by the Master Servicing Fee Rate (3)	Compensation	Amounts on deposit in the Certificate Account representing payments of interest and application of liquidation proceeds with respect to that Mortgage Loan	Monthly

Additional Servicing Compensation / Master Servicer	• Prepayment interest excess	Compensation	Interest payments in connection with certain prepayments on the mortgage loans	Monthly

	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time

	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and the Distribution Account	Monthly

	• Excess Proceeds (4)	Compensation	Liquidation proceeds and Subsequent Recoveries	Time to time

Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding Mortgage Loans (5)	Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly

Expenses

Insured expenses / Master Servicer	Expenses incurred by the master servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time

Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances	Reimbursement of Expenses
With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (6)
Time to time

Indemnification expenses / the sellers, the master servicer and the depositor	Amounts for which the sellers, the master servicer and depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account	Monthly

__________
(1)
If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this free writing prospectus. Any increase in the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.

(3)
The Master Servicing Fee Rate for each Mortgage Loan will equal 0.375% per annum. The amount of the monthly servicing fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full.

(4)
“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

(5)	The “Trustee Fee Rate” is equal to 0.009% per annum.

(6)
Except in the case of Servicing Advances that are Capitalized Advances, reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(7)	Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses.

Distributions

Distributions on the certificates will be made by the trustee on the 25th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in November 2007 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the related Record Date. The “Record Date” for the senior certificates and any Distribution Date will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs. The Record Date for the LIBOR Certificates and any Distribution Date will be the business day immediately preceding that Distribution Date, or if the LIBOR Certificates are no longer book-entry certificates, the Record Date will be the last business day of the calendar month preceding the month of that Distribution Date.

Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more or who holds a Class X-P Certificate and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the trustee.

Priority of Distributions Among Certificates

As more fully described in this free writing prospectus, distributions on the senior certificates will be made on each Distribution Date from Available Funds. Distributions on the subordinated certificates will be based on any remaining Available Funds for the Distribution Date after giving effect to distributions on the senior certificates will be made in the following order:

•
to interest on each interest-bearing class of senior certificates and components, pro rata; provided, however, that any distribution of interest to which an IO Component is otherwise entitled (after allocation of Net Deferred Interest) will first be deposited into the Carryover Shortfall Reserve Fund and will not be distributed to the Class X-P Certificates except as described below;

•
to principal of the classes of senior certificates and components then entitled to receive distributions of principal, in the order and subject to the priorities set forth in this free writing prospectus under “Description of the Certificates—Principal,” in each case in an aggregate amount up to the maximum amount of principal to be distributed on the classes on the Distribution Date;

•
to interest on and then principal of each class of subordinated certificates, in the order of their distribution priorities, beginning with the Class M-1 Certificates, in each case subject to the limitations set forth in this free writing prospectus under “Description of the Certificates—Interest” and “—Principal”;

•	from amounts on deposit in the Carryover Shortfall Reserve Fund, as described in this free writing prospectus under the “Description of the Certificates—Carryover Shortfall Reserve Fund”; and

•	to the Class A-R Certificates.

The holders of the Class X-P Certificates will be entitled to all prepayment charges received on the Mortgage Loans, and such amounts will not be available for distribution to the holders of the other classes of certificates and will not be used to cover any Carryover Shortfall Amounts.

“Available Funds” for any Distribution Date will equal the sum of:

•
all scheduled installments of interest (net of the related expense fees and after taking into account reductions due to Deferred Interest on the Mortgage Loans) and principal due on the Mortgage Loans in the related Due Period and received before the related Determination Date, together with any Advances with respect to them,

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the Mortgage Loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures and all other cash amounts received and retained in connection with (1) the liquidation of defaulted Mortgage Loans, by foreclosure or otherwise during the calendar month preceding the month of the Distribution Date (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any) and (2) any Subsequent Recoveries with respect to Mortgage Loans,

•
all partial or full prepayments with respect to Mortgage Loans received during the related Prepayment Period, together with interest paid in connection with such prepayments and any related Compensating Interest,

•
amounts received with respect to the Distribution Date as the Substitution Adjustment Amount or purchase price in respect of a deleted Mortgage Loan or a Mortgage Loan repurchased by a seller or the master servicer as of the Distribution Date, and minus

•
amounts in reimbursement for Advances previously made and other amounts as to which the master servicer or the trustee is entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement.

Interest

Pass-Though Rates. The classes of certificates will have the respective pass-through rates described below (each, a “pass-through rate”).

MTA Certificates.

The pass-through rate for each class of MTA Certificates for any interest accrual period will be a per annum rate equal to the lesser of:

•	MTA plus the applicable Pass-Through Margin for such class, and

•	the related Net Rate Cap.

The “Pass-Through Margins” for the MTA Certificates are set forth in the following table:

	Pass-Through Margin (%)
Class of Certificates	(1)	(2)
Class A-1A	1.38%	1.38%
Class A-1B	1.25%	1.25%
Class A-2	1.60%	1.60%
Class A-3	2.50%	2.50%
__________
(1) For each interest accrual period occurring on or prior to the Optional Termination Date.
(2) For each interest accrual period occurring after the Optional Termination Date.

LIBOR Certificates.

The pass-through rate for each class of LIBOR Certificates for any interest accrual period will be a per annum rate equal to the lesser of:

•	LIBOR plus the applicable Pass-Through Margin for such class, and

•	the related Net Rate Cap.

The “Pass-Through Margins” for the LIBOR Certificates are set forth in the following table:

	Pass-Through Margin (%)
Class of Certificates	(1)	(2)
Class M-1	1.50%	2.25%
Class M-2	1.50%	2.25%
Class M-3	1.50%	2.25%
Class M-4	1.50%	2.25%
Class M-5	1.50%	2.25%
Class M-6	1.50%	2.25%
Class M-7	1.50%	2.25%
Class M-8	1.50%	2.25%
Class M-9	1.50%	2.25%
Class B-1	1.50%	1.50%
Class B-2	1.50%	1.50%
Class B-3	1.50%	1.50%
__________
(1) For each interest accrual period occurring on or prior to the Optional Termination Date.
(2) For each interest accrual period occurring after the Optional Termination Date.

Class A-R Certificates.

The pass-through rate for the Class A-R Certificates for the interest accrual period for any Distribution Date will be a per annum rate equal to the Net Rate Cap for the Class A Certificates. The pass-through rate for the Class A-R Certificates for the interest accrual period related to the first Distribution Date is expected to be approximately 7.881730% per annum.

Class X-P Certificates.

The pass-through rate for the Class X-P IO-1 Component for the interest accrual period for any Distribution Date will equal the excess, if any, of (1) the Net Rate Cap for the Class A Certificates for that Distribution Date over (2) the weighted average of the pass-through rates of the Class A Certificates and the Class X-P PO-1 Component for that interest accrual period (weighted on the basis of their respective Class Certificate Balances or Component Principal Balance, as applicable).

The pass-through rate for the Class X-P IO-2 Component for the interest accrual period for any Distribution Date will equal the excess, if any, of (1) the Net Rate Cap for the subordinated certificates for that Distribution Date (adjusted to a rate calculated on the basis of a 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the subordinated certificates and the Class X-P PO-2 Component for that interest accrual period (weighted on the basis of their respective Class Certificate Balances or Component Principal Balance, as applicable, and adjusted to a rate calculated on the basis of a 360-day year comprised of twelve 30-day months).

The pass-through rate for each PO Component for the interest accrual period for any Distribution Date will be 0% per annum.

Interest Entitlement. Interest will accrue at the rate described in this free writing prospectus on the senior certificates on the basis of a 360-day year divided into twelve 30-day months. Interest will accrue at the rate described in this free writing prospectus on the subordinated certificates on the basis of a 360-day year and the actual number of days that elapsed in the interest accrual period.

The “interest accrual period” for the senior certificates for any Distribution Date will be the calendar month before the Distribution Date. The interest accrual period for the subordinated certificates for any Distribution Date will be the period commencing on the Distribution Date in the month prior to the month in which that Distribution Date occurs (or commencing on the closing date, in the case of the first Distribution Date) and ending on the day immediately prior to that Distribution Date.

On each Distribution Date, to the extent of funds available therefor, each class of certificates and interest-bearing components will be entitled to receive an amount allocable to interest for the related interest accrual period. This “Interest Distribution Amount” for any class of interest-bearing certificates and the IO Components and any Distribution Date will equal the sum of:

•
interest at the applicable pass-through rate for the related interest accrual period on the related Class Certificate Balance or Component Notional Amount, as the case may be, as of the last day of the related interest accrual period, and

•
the sum of the amounts, if any, by which the amount described in the prior bullet point on each prior Distribution Date (after reducing such amount for any Net Deferred Interest previously allocated to such class or component on each prior Distribution Date) exceeded the amount actually distributed as interest on the prior Distribution Dates and not subsequently distributed (which are called “unpaid interest amounts”), minus

•	any Net Deferred Interest for that Distribution Date allocated to the applicable class or component, and

•	any Net Interest Shortfalls for that Distribution Date allocated to the applicable class or component.

On each Distribution Date, the Class X-P Certificates will be entitled to receive the sum of the Interest Distribution Amounts on its IO Components; provided, however, all amounts in respect of interest otherwise payable to the IO Components on any Distribution Date will be deposited in the Carryover Shortfall Reserve Fund to pay any Carryover Shortfall Amounts to the Class A Certificates and subordinated certificates in the manner and priority set forth in this free writing prospectus under “—Carryover Shortfall Reserve Fund”.

Definitions Related to Interest Calculations.

With respect to any Distribution Date, the “Adjusted Net Mortgage Rate” for a Mortgage Loan and any Distribution Date is the Mortgage Rate of the Mortgage Loan as of the first day of the related Due Period, less the Expense Fee Rate.

The “Carryover Shortfall Amount” for any Distribution Date and each class of Floating Rate Certificates will equal the sum of:

•	the excess, if any, of

•
the amount of interest such class of certificates would have been entitled to receive on such Distribution Date (prior to reduction for any Net Deferred Interest and Net Interest Shortfalls) had its pass-through rate not been subject to the related Net Rate Cap, over

•
the amount of interest such class of certificates is entitled to receive on such Distribution Date based on the related Net Rate Cap (prior to reduction for any Net Deferred Interest and Net Interest Shortfalls), and

•
in the case of each class of Floating Rate Certificates, other than the Class B Certificates, the unpaid portion of any such excess from prior Distribution Dates and interest accrued thereon at the then-applicable pass-through rate on such class of certificates, without giving effect to the related Net Rate Cap.

Any Carryover Shortfall Amount on a class of Floating Rate Certificates will be paid on that Distribution Date or (except in the case of the Class B Certificates) on future Distribution Dates from and to the extent of funds available therefor in the Carryover Shortfall Reserve Fund as described in this free writing prospectus under “—Carryover Shortfall Reserve Fund”.

The “Net Mortgage Rate” for a Mortgage Loan and any Distribution Date is the Mortgage Rate of the Mortgage Loan as of the first day of the related Due Period, less the Master Servicing Fee Rate.

The “Net Rate Cap” for any Distribution Date and:

(i) any class of Class A Certificates, is a per annum rate equal to a fraction, expressed as a percentage, (1) the numerator of which is the product of (A) 12 and (B) the amount of interest which accrued on the Mortgage Loans in the prior calendar month at their Adjusted Net Mortgage Rates and (2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period that ends during that Due Period); and

(ii) any class of subordinated certificates, is a per annum rate equal to a fraction, expressed as a percentage, (1) the numerator of which is the product of (A) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related interest accrual period and (B) the amount of interest which accrued on the Mortgage Loans in the prior calendar month at their Adjusted Net Mortgage Rates and (2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period that ends during that Due Period).

The “Optional Termination Date” will be the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and any related foreclosed or otherwise repossessed properties at the time of repurchase is equal to or less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date.

The “Weighted Average Adjusted Net Mortgage Rate” for any Distribution Date is the weighted average of the Adjusted Net Mortgage Rates of the Mortgage Loans, weighted on the basis of their respective Stated Principal Balances as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period that ends during that Due Period).

Allocation of Net Deferred Interest

On each Distribution Date, the Senior Percentage of the Net Deferred Interest will be allocated among the senior certificates and the Subordinated Percentage of the Net Deferred Interest will be allocated to the subordinated certificates. Among the senior certificates or subordinated certificates, as applicable, the Net Deferred Interest allocated to a class of certificates or its IO Components will be an amount equal to the excess, if any, for each such class or IO component of:

•	the amount of interest that accrued on such class of certificates or IO Component at its respective pass-through rate during the interest accrual period related to that Distribution Date, over

•	the amount of current interest that would have accrued had the pass-through rate for that class of certificates or IO Component equalled the related Adjusted Rate Cap for that Distribution Date.

The amount of Net Deferred Interest allocated to a class of certificates will be added to the Class Certificate Balance of such class of certificates, and the amount of Net Deferred Interest allocated to an IO Component will be added to the Component Principal Balance of the PO Component with the same alpha-numeric designation.

Definitions Related to Net Deferred Interest Calculations.

The “Adjusted Rate Cap” for any Distribution Date and:

(1) any class of Class A Certificates will equal the excess, if any, of:

(a) the related Net Rate Cap for that Distribution Date, over

(b) a fraction, expressed as a percentage,

(i) the numerator of which is the product of:

(A) 12, and

(B) the amount of Net Deferred Interest for that Distribution Date, and

(ii) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period that ends during that Due Period);

(2) any class of subordinated certificates will equal the excess, if any, of:

(a) the related Net Rate Cap for that Distribution Date, over

(b) a fraction, expressed as a percentage,

(i) the numerator of which is the product of:

(A) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related interest accrual period, and

(B) the amount of Net Deferred Interest for that Distribution Date, and

(ii) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period that ends during that Due Period);

(3)   the Class X-P IO-1 Component will equal the excess, if any, of (1) the Adjusted Rate Cap for the Class A Certificates for that Distribution Date over (2) the weighted average of the pass-through rates of the Class A Certificates and the Class X-P PO-1 Component for that interest accrual period (weighted on the basis of their respective Class Certificate Balances or Component Principal Balance, as applicable); provided, however, that the pass-through rates of the Class A Certificates are computed by substituting “Adjusted Rate Cap” for “Net Rate Cap” in the calculation thereof: and

(4)
the Class X-P IO-2 Component will equal the excess, if any, of (1) the Adjusted Rate Cap for the subordinated certificates for that Distribution Date (adjusted to a rate calculated on the basis of a 360-day year comprised of twelve 30-day months) over (2) the weighted average of the pass-through rates of the subordinated certificates and the Class X-P PO-2 Component for that interest accrual period (weighted on the basis of their respective Class Certificate Balances or Component Principal Balance, as applicable, and adjusted to a rate calculated on the basis of a 360-day year comprised of twelve 30-day months); provided, however, that the pass-through rates of the subordinated certificates are computed by substituting “Adjusted Rate Cap” for “Net Rate Cap” in the calculation thereof.

“Deferred Interest” for each Mortgage Loan and each related Due Period will be the excess, if any, of:

•	the amount of interest accrued on such Mortgage Loan from the Due Date in the preceding Due Period to the Due Date in the related Due Period, over

•	the monthly payment paid for such Due Period.

Such excess may occur because the borrower makes the minimum monthly payment and that payment is not sufficient to pay all interest accrued on such Mortgage Loan, resulting in negative amortization.

The “Net Deferred Interest” for each Distribution Date is equal to the excess, if any, of:

•	the aggregate Deferred Interest that accrued on the Mortgage Loans during the related Due Period as described above, over

•	the Principal Prepayment Amount for that Distribution Date.

The “Net Principal Prepayment Amount” for any Distribution Date is equal to the excess, if any, of

•	the Principal Prepayment Amount, over

•	the aggregate amount of Deferred Interest accrued on the Mortgage Loans from the Due Date in the preceding Due Period to the Due Date in the Due Period related to that Distribution Date.

The “Principal Prepayment Amount” for any Distribution Date is equal to the sum of:

•	all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, and

•	any Subsequent Recoveries on the Mortgage Loans received during the related Due Period.

Allocation of Interest Shortfalls

The interest entitlement described above for each class of certificates for any Distribution Date will be reduced by the amount of Net Interest Shortfalls experienced by the Mortgage Loans.

Net Interest Shortfalls on any Distribution Date will be allocated pro rata among all classes of certificates (or IO Components thereof) entitled to receive distributions of interest on such Distribution Date, based on the amount of interest each such class of certificates or component would otherwise be entitled to receive on such Distribution Date, in each case before taking into account any reduction in such amounts from such Net Interest Shortfalls.

If on a particular Distribution Date, Available Funds in the Certificate Account applied in the order described in this free writing prospectus under “—Priority of Distributions Among Certificates” are not sufficient to make a full distribution of the interest entitlement on the certificates and components, interest will be distributed on each class of certificates and components of equal priority based on the amount of interest it would otherwise have been entitled to receive in the absence of the shortfall. Any unpaid interest amount will be carried forward and added to the amount holders of each affected class of certificates and components will be entitled to receive on the next Distribution Date. A shortfall could occur, for example, if losses realized on the Mortgage Loans were exceptionally high or were concentrated in a particular month. Any unpaid interest amount so carried forward will not bear interest.

Definitions Related to Interest Shortfall Calculations.

A “Debt Service Reduction” is the modification of the terms of a mortgage loan in the course of a borrower’s bankruptcy proceeding, allowing for the reduction of the amount of the monthly payment on that mortgage loan.

With respect to any Distribution Date, the “Net Interest Shortfall” is equal to the sum of:

•	any net prepayment interest shortfalls for that Distribution Date, and

•	the amount of interest that would otherwise have been received with respect to any Mortgage Loan that was the subject of a Relief Act Reduction or a Debt Service Reduction.

With respect to any Distribution Date, a “net prepayment interest shortfall” for any Distribution Date is the amount by which the aggregate prepayment interest shortfall experienced by the Mortgage Loans during the related Prepayment Period exceeds the Compensating Interest for that Distribution Date.

A “prepayment interest shortfall” for any Mortgage Loan for any Distribution Date is the amount by which interest paid by the borrower in connection with a prepayment of principal on that Mortgage Loan during the period beginning on the first day of the related Prepayment Period and ending on the Due Date occurring in such Prepayment Period is less than one month’s interest at the related Mortgage Rate, net of the related Master Servicing Fee Rate, on the Stated Principal Balance of the Mortgage Loan.

A “Relief Act Reduction” is a reduction in the amount of the monthly interest payment on a Mortgage Loan pursuant to the Servicemembers Civil Relief Act or similar state laws.

Carryover Shortfall Reserve Fund

On the closing date, the trustee will establish a reserve fund (the “Carryover Shortfall Reserve Fund”). On each Distribution Date, all amounts distributable as interest to the IO Components will be deposited in the Carryover Shortfall Reserve Fund for distribution as specified below. In addition, on the closing date, the depositor will cause $1,000 to be deposited in the Carryover Shortfall Reserve Fund.

On each Distribution Date, all amounts distributable as interest to the IO Components of the Class X-P Certificates will be deposited in the Carryover Shortfall Reserve Fund and will be distributed, concurrently, as follows:

•
from amounts on deposit in the Carryover Shortfall Reserve Fund otherwise distributable to the Class X-P IO-1 Component, first, concurrently, to each class of Class A Certificates, pro rata, based on their respective Class Certificate Balances, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date, second, concurrently, to each class of Class A Certificates, pro rata, based on their respective Carryover Shortfall Amounts for such Distribution Date not paid above, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date not paid above and third, any amounts remaining to the Class X-P Certificates, and

•
from amounts on deposit in the Carryover Shortfall Reserve Fund otherwise distributable to the Class X-P IO-2 Component, first, concurrently, to each class of subordinated certificates, pro rata, based on their respective Class Certificate Balances, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date, second, concurrently, to each class of subordinated certificates, pro rata, based on their respective Carryover Shortfall Amounts for such Distribution Date not paid above, up to the amount of the Carryover Shortfall Amount with respect to each such class of certificates for such Distribution Date not paid above and third, any amounts remaining to the Class X-P Certificates.

To the extent amounts in respect of interest otherwise payable to an IO Component are used to pay Carryover Shortfall Amounts and are not paid to the Class X-P Certificates, a holder of the Class X-P Certificates will not be entitled to reimbursement for such amounts.

All funds on deposit in the Carryover Shortfall Reserve Fund will remain uninvested.

Principal

General. On each Distribution Date, the Principal Amount will be distributed as principal as described above under “—Priority of Distributions Among Certificates,” first, with respect to the senior certificates (or with respect to the Class X-P Certificates, the PO Components) in an amount up to the Senior Principal Distribution Amount and second, as principal of the subordinated certificates, in an amount up to the Subordinated Principal Distribution Amount.

The “Principal Amount” for any Distribution Date will equal the sum of:

1.	all monthly payments of principal due on each Mortgage Loan (other than a Liquidated Mortgage Loan) during the related Due Period,

2.
the principal portion of the purchase price of each Mortgage Loan that was repurchased by a seller, the master servicer or another person pursuant to the pooling and servicing agreement as of the Distribution Date,

3.	the Substitution Adjustment Amount in connection with any deleted Mortgage Loan received with respect to the Distribution Date,

4.
any insurance proceeds or liquidation proceeds allocable to recoveries of principal of Mortgage Loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date,

5.
with respect to each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the amount of the liquidation proceeds allocable to principal received with respect to that Mortgage Loan, and

6.	the Net Principal Prepayment Amount.

Senior Principal Distribution Amount. On each Distribution Date, the Principal Amount, up to the amount of the Senior Principal Distribution Amount for the Distribution Date, will be distributed as principal of the following classes of senior certificates, in the following order:

•	to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero, and

•
concurrently, to the Class A-1A, Class A-1B, Class A-2 and Class A-3 Certificates and each PO Component, pro rata, until their respective Class Certificate Balances or Component Principal Balances, as applicable, are reduced to zero.

If on any Distribution Date the allocation to the classes of senior certificates or components thereof then entitled to distributions of principal would reduce the outstanding Class Certificate Balance or Component Principal Balance of the class or classes or components, as applicable, below zero, the distribution to the classes of certificates of the Senior Percentage and Senior Prepayment Percentage of the related principal amounts for the Distribution Date will be limited to the percentage necessary to reduce the related Class Certificate Balances or Component Principal Balances to zero.

The capitalized terms used in this free writing prospectus have the following meanings:

“Prepayment Period” means with respect to any Distribution Date, the period beginning on the sixteenth day of the calendar month preceding the month in which such Distribution Date occurs (or in the case of the first Distribution Date, from October 1, 2007) and ending on the fifteenth day of the calendar month in which such Distribution Date occurs.

“Due Period” means, with respect to a Mortgage Loan, the period beginning on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

The “Senior Principal Distribution Amount” for any Distribution Date will equal the sum of

•	the Senior Percentage of all amounts described in clauses 1. through 4. of the definition of Principal Amount for that Distribution Date,

•	for each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the lesser of

•  the Senior Percentage of the Stated Principal Balance of the Mortgage Loan as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period that ends during that Due Period), and

•  the Senior Prepayment Percentage of the amount of the liquidation proceeds allocable to principal received on the Mortgage Loan,

•	the Senior Prepayment Percentage of the Net Principal Prepayment Amount for that Distribution Date.

“Stated Principal Balance” means for any Mortgage Loan and Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to:

•	the payment of principal due on the Due Date and irrespective of any delinquency in payment by the related borrower;

•	liquidation proceeds received through the end of the prior calendar month and allocable to principal;

•	prepayments of principal received through the last day of the related Prepayment Period;

•	any Deferred Interest added to the principal balance of that Mortgage Loan on or prior to such Due Date pursuant to the terms of the related mortgage note; and

•	any Deficient Valuation previously applied to reduce the unpaid principal balance of the Mortgage Loan.

The Stated Principal Balance of a Liquidated Mortgage Loan is zero.

“Deficient Valuation” means for any Mortgage Loan, a valuation by a court of competent jurisdiction of the mortgaged property in an amount less than the then-outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any scheduled payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court which is final and non-appealable in a proceeding under the federal bankruptcy code.

The “pool principal balance” with respect to any Distribution Date equals the aggregate of the Stated Principal Balances of the Mortgage Loans outstanding as of the first day of the related Due Period (after giving effect to principal prepayments received in the Prepayment Period that ends during that Due Period).

The “Senior Percentage” for any Distribution Date is the percentage equivalent of a fraction, not to exceed 100%, the numerator of which is the aggregate Class Certificate Balance of the classes of senior certificates immediately before that Distribution Date and the denominator of which is the aggregate Class Certificate Balance of all of the certificates immediately prior to such Distribution Date.

For any Distribution Date, the “Subordinated Percentage” will be calculated as the difference between 100% and the Senior Percentage for such Distribution Date.

The “Subordinated Prepayment Percentage” as of any Distribution Date will be calculated as the difference between 100% and the Senior Prepayment Percentage for such Distribution Date.

The “Senior Prepayment Percentage” for any Distribution Date occurring during the ten years beginning on the first Distribution Date will equal 100%. Thereafter, the Senior Prepayment Percentage will be subject to gradual reduction as described in the following paragraph. This disproportionate allocation of unscheduled payments of principal will have the effect of accelerating the amortization of the senior certificates which receive these unscheduled payments of principal while, in the absence of Realized Losses, increasing the interest in the principal balance of the mortgage pool evidenced by the subordinated certificates. Increasing the interest of the subordinated certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinated certificates.

The Senior Prepayment Percentage for any Distribution Date occurring on or after the tenth anniversary of the first Distribution Date will be as follows:

•	for any Distribution Date in the first year thereafter, the Senior Percentage plus 70% of the Subordinated Percentage for the Distribution Date,

•	for any Distribution Date in the second year thereafter, the Senior Percentage plus 60% of the Subordinated Percentage for the Distribution Date,

•	for any Distribution Date in the third year thereafter, the Senior Percentage plus 40% of the Subordinated Percentage for the Distribution Date,

•	for any Distribution Date in the fourth year thereafter, the Senior Percentage plus 20% of the Subordinated Percentage for the Distribution Date, and

•	for any Distribution Date thereafter, the related Senior Percentage for the Distribution Date;

provided, however, that if on any Distribution Date the Senior Percentage exceeds the initial Senior Percentage as of the closing date, then the Senior Prepayment Percentage for that Distribution Date will equal 100%.

Notwithstanding the foregoing, no decrease in the Senior Prepayment Percentage will occur unless both of the step down conditions listed below are satisfied:

•
the aggregate Stated Principal Balance of all Mortgage Loans that, without duplication, are either (x) delinquent 60 days or more according to the MBA Method (including Mortgage Loans in foreclosure, real estate owned by the issuing entity and Mortgage Loans the borrowers of which are in bankruptcy) (averaged over the preceding six month period) or (y) have had their related mortgage note modified during the immediately preceding twelve calendar months other than Mortgage Loans that were purchased from the issuing entity by a seller or the master servicer or Mortgage Loans that were modified prior to the closing date, as a percentage of the aggregate Class Certificate Balance of the subordinated certificates on the Distribution Date, is less than 50%, and

•	cumulative Realized Losses on all of the Mortgage Loans do not exceed:

•
commencing with the Distribution Date on the tenth anniversary of the first Distribution Date, 30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date (the “original subordinate principal balance”),

•	commencing with the Distribution Date on the eleventh anniversary of the first Distribution Date, 35% of the original subordinate principal balance,

•	commencing with the Distribution Date on the twelfth anniversary of the first Distribution Date, 40% of the original subordinate principal balance,

•	commencing with the Distribution Date on the thirteenth anniversary of the first Distribution Date, 45% of the original subordinate principal balance, and

•	commencing with the Distribution Date on the fourteenth anniversary of the first Distribution Date, 50% of the original subordinate principal balance.

Notwithstanding the preceding paragraphs, the Senior Prepayment Percentage will decrease prior to the tenth anniversary of the first Distribution Date (and may be less than the amount set forth above) if the Two Times Test is satisfied. The “Two Times Test” will be satisfied and the Senior Prepayment Percentage will be adjusted if:

•
before the Distribution Date in November 2010, the Subordinated Percentage is at least 200% of the Subordinated Percentage as of the closing date, the delinquency test set forth above is satisfied and cumulative Realized Losses do not exceed 20% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date, and

•
on or after the Distribution Date in November 2010, the Subordinated Percentage is at least 200% of the Subordinated Percentage as of the closing date, the delinquency test set forth above is satisfied and cumulative Realized Losses do not exceed 30% of the aggregate Class Certificate Balance of the subordinated certificates as of the closing date.

If the Two Times Test is satisfied as in the first bullet point, the Senior Prepayment Percentage will equal the Senior Percentage for that Distribution Date plus 50% of the amount equal to 100% minus the Senior Percentage for that Distribution Date. If the Two Times Test is satisfied as in the second bullet point, the Senior Prepayment Percentage will equal the related Senior Percentage.

Subordinated Principal Distribution Amount. On each Distribution Date, to the extent of Available Funds available therefor, the Principal Amount, up to the amount of the Subordinated Principal Distribution Amount for the Distribution Date, will be distributed as principal of the subordinated certificates. Except as provided in the next paragraph, each class of subordinated certificates will be entitled to receive its pro rata share of the Subordinated Principal Distribution Amount (based on its respective Class Certificate Balance), in each case to the extent of the amount available from Available Funds for distribution of principal. Distributions of principal of the subordinated certificates will be made sequentially to the classes of subordinated certificates in the order of their priority of distribution, beginning with the Class M-1 Certificates, until their respective Class Certificate Balances are reduced to zero. The Class M Certificates have a higher distribution priority than the Class B Certificates. Within the Class M and Class B Certificates, the distribution priorities are in numerical order.

With respect to each class of subordinated certificates (other than the class of subordinated certificates then outstanding with the highest priority of distribution), if on any Distribution Date the Applicable Credit Support Percentage is less than the Original Applicable Credit Support Percentage, no distribution of the Net Principal Prepayment Amount will be made to any of those classes (the “Restricted Classes”). The Net Principal Prepayment Amount otherwise distributable to the Restricted Classes will be allocated among the remaining classes of subordinated certificates, pro rata, based upon their respective Class Certificate Balances and distributed in the sequential order described above.

For any Distribution Date and any class of subordinated certificates, the “Applicable Credit Support Percentage” is equal to the sum of the related Class Subordination Percentages of such class and all classes of subordinated certificates which have lower distribution priorities than such class.

For any Distribution Date and any class of subordinated certificates, the “Original Applicable Credit Support Percentage” is equal to the Applicable Credit Support Percentage for the class on the date of issuance of the certificates.

The “Class Subordination Percentage” with respect to any Distribution Date and each class of subordinated certificates, will equal the fraction, expressed as a percentage, the numerator of which is the Class Certificate Balance of the class of subordinated certificates immediately before the Distribution Date and the denominator of which is the aggregate Class Certificate Balance of all classes of certificates immediately before that Distribution Date.

On the date of issuance of the certificates, the characteristics listed below are expected to be as follows:

Class of Certificates	Initial Beneficial Interest in Issuing Entity	Initial Credit Enhancement Level	Original Applicable Credit Support Percentage
Senior Certificates	87.40%	12.60%	N/A
Class M-1	1.95%	10.65%	12.60%
Class M-2	1.60%	9.05%	10.65%
Class M-3	1.00%	8.05%	9.05%
Class M-4	0.90%	7.15%	8.05%
Class M-5	0.85%	6.30%	7.15%
Class M-6	0.80%	5.50%	6.30%
Class M-7	0.30%	5.20%	5.50%
Class M-8	0.50%	4.70%	5.20%
Class M-9	0.50%	4.20%	4.70%
Class B-1	1.00%	3.20%	4.20%
Class B-2	1.40%	1.80%	3.20%
Class B-3	1.80%	0.00%	1.80%

The “Subordinated Principal Distribution Amount” for any Distribution Date will equal the sum of

•	the Subordinated Percentage of all amounts described in clauses 1. through 4. of the definition of Principal Amount for that Distribution Date,

•
for each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution Date, the liquidation proceeds allocable to principal received on the Mortgage Loan, after application of the amounts pursuant to the second bulleted item of the definition of Senior Principal Distribution Amount up to the related Subordinated Percentage of the Stated Principal Balance of the Mortgage Loan as of the Due Date in the month preceding the month of that Distribution Date, and

•	the Subordinate Prepayment Percentage of the Net Principal Prepayment Amount for that Distribution Date.

Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity shall exist, whether or not the Class A-R Certificates are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to receive certain amounts as described in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for that distribution.

Allocation of Realized Losses

On each Distribution Date, the amount of any Realized Losses on the Mortgage Loans will be allocated:

•
first, to the subordinated certificates in the reverse order of their priority of distribution, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, in each case until the Class Certificate Balance of the respective class of subordinated certificates has been reduced to zero,

•
second, concurrently, to the senior certificates, pro rata, until their respective Class Certificate Balances are reduced to zero. Within the Class A Certificates, any Realized Losses will be allocated, first, sequentially, to the Class A-3 and Class A-2 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero and, second, concurrently, to the Class A-1A and Class A-1B Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero.

Among the classes of subordinated certificates, the Class M Certificates have a higher distribution priority than the Class B Certificates. Within the Class M and Class B Certificates, the distribution priorities are in numerical order.

The “Senior Credit Support Depletion Date” is the date on which the aggregate Class Certificate Balance of the subordinated certificates is reduced to zero.

Because principal distributions are paid to some classes of certificates before other classes of certificates, holders of the certificates that are entitled to receive principal later bear a greater risk of being allocated Realized Losses on the Mortgage Loans than holders of classes that are entitled to receive principal earlier.

In general, a “Realized Loss” means, without duplication, (w) for a Liquidated Mortgage Loan, the amount by which the remaining unpaid principal balance of the Mortgage Loan exceeds the amount of liquidation proceeds applied to the principal balance of the related Mortgage Loan, (x) for a Mortgage Loan that has been the subject of a Deficient Valuation, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to such Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation, (y) for a Mortgage Loan that has been the subject of a Debt Service Reduction and any Distribution Date, the amount, if any, by which the principal portion of the related scheduled payment has been reduced and (z) for a Mortgage Loan that has been the subject of a modification that resulted in a permanent reduction in its principal balance or forgiveness of any accrued and unpaid interest, the amount of that reduction and/or forgiveness.

A “Liquidated Mortgage Loan” is a defaulted Mortgage Loan as to which the master servicer has determined that all recoverable liquidation and insurance proceeds have been received.

“Subsequent Recoveries” are unexpected recoveries, net of reimbursable expenses, with respect to a Liquidated Mortgage Loan that resulted in a Realized Loss in a month prior to the month of the receipt of such recoveries.

Optional Purchase of Defaulted Loans and Certain Delinquent Loans

The master servicer may, at its option but subject to the conditions set forth in the pooling and servicing agreement, purchase from the issuing entity any Mortgage Loan which is delinquent in payment by 151 days or more according to the MBA Method. In addition, if a Mortgage Loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity, the master servicer will have the option to purchase that Mortgage Loan until the 270th day following the date on which that Mortgage Loan becomes subject to that repurchase obligation, regardless of the current pay status of that Mortgage Loan. Any purchase pursuant to the provisions described above will be at a price equal to 100% of the Stated Principal Balance of the Mortgage Loan plus accrued interest at the applicable Mortgage Rate from the date through which interest was last paid by the related borrower or advanced (and not reimbursed) to the first day of the month in which the amount is to be distributed.

Annex A

The Mortgage Pool

The following information sets forth certain characteristics of the Mortgage Loans as of the cut-off date. Other than with respect to rates of interest, percentages are approximate and are stated in each case by aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date. Due to rounding, the sum in any column of the following tables may not equal the indicated value. The FICO Credit Scores referenced in the following tables with respect to substantially all of the Mortgage Loans were obtained by the respective originators from one or more credit reporting agencies in connection with the origination of such Mortgage Loans.

Loan Programs

Loan Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Negative Amortization MTA 40/30 Balloon	11	$4,886,132	0.94%	444,194	8.885	351	698	75.08	79.71
One Month Negative Amortization COFI	12	3,905,053	0.75	325,421	8.175	381	702	81.24	83.39
Negative Amortization One-Month LIBOR	79	30,331,543	5.86	383,944	8.889	384	710	77.70	78.90
Negative Amortization MTA	1,043	478,202,116	92.44	458,487	8.284	391	710	74.02	77.33
Total	1,145	$517,324,844	100.00%

Current Mortgage Loan Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01 - 50,000.00	3	$134,651	0.03%	44,884	8.500	430	715	80.53	80.53
50,000.01 - 100,000.00	23	1,808,085	0.35	78,612	8.402	360	712	74.81	76.21
100,000.01 - 150,000.00	87	10,957,346	2.12	125,947	8.472	365	705	74.83	77.44
150,000.01 - 200,000.00	130	22,892,340	4.43	176,095	8.284	378	704	81.10	82.87
200,000.01 - 250,000.00	137	30,777,926	5.95	224,656	8.355	372	694	78.18	80.52
250,000.01 - 300,000.00	107	29,447,109	5.69	275,207	8.506	373	693	78.51	81.03
300,000.01 - 350,000.00	134	43,493,592	8.41	324,579	8.333	378	692	78.15	80.92
350,000.01 - 400,000.00	104	38,943,607	7.53	374,458	8.531	378	699	79.42	82.26
400,000.01 - 450,000.00	92	39,008,422	7.54	424,005	8.260	375	703	77.92	81.68
450,000.01 - 500,000.00	77	36,428,773	7.04	473,101	8.433	383	703	78.72	81.05
500,000.01 - 550,000.00	45	23,485,497	4.54	521,900	8.362	404	705	77.04	81.64
550,000.01 - 600,000.00	42	23,983,291	4.64	571,031	8.295	400	716	77.97	81.11
600,000.01 - 650,000.00	33	20,515,742	3.97	621,689	8.397	396	705	78.91	83.31
650,000.01 - 700,000.00	28	18,573,737	3.59	663,348	8.004	387	713	71.17	78.61
700,000.01 - 750,000.00	8	5,772,844	1.12	721,606	8.423	354	705	75.17	75.17
750,000.01 - 1,000,000.00	35	31,536,752	6.10	901,050	8.268	377	700	71.47	74.34
1,000,000.01 - 1,500,000.00	28	34,136,097	6.60	1,219,146	8.289	400	713	68.03	72.67
1,500,000.01 - 2,000,000.00	6	9,710,080	1.88	1,618,347	7.958	432	727	68.83	76.15
Greater than 2,000,000.00	26	95,718,954	18.50	3,681,498	8.254	418	738	64.74	67.24
Total	1,145	$517,324,844	100.00%
____________
(1)	As of the cut-off date, the average current mortgage loan principal balance of the Mortgage Loans was approximately $451,812.

Original Mortgage Loan Principal Balances

Range of Original Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01 - 50,000.00	3	$134,651	0.03%	44,884	8.500	430	715	80.53	80.53
50,000.01 - 100,000.00	25	2,008,824	0.39	80,353	8.405	360	714	71.76	73.01
100,000.01 - 150,000.00	90	11,509,503	2.22	127,883	8.489	366	703	75.57	78.31
150,000.01 - 200,000.00	131	23,354,324	4.51	178,277	8.279	377	704	81.17	82.91
200,000.01 - 250,000.00	131	29,567,026	5.72	225,702	8.357	372	693	77.92	80.20
250,000.01 - 300,000.00	112	30,945,502	5.98	276,299	8.478	372	693	78.00	80.44
300,000.01 - 350,000.00	138	45,187,276	8.73	327,444	8.352	378	692	77.90	80.80
350,000.01 - 400,000.00	113	43,016,144	8.32	380,674	8.493	379	697	79.47	82.97
400,000.01 - 450,000.00	82	35,378,546	6.84	431,446	8.275	378	707	78.46	81.45
450,000.01 - 500,000.00	81	38,845,352	7.51	479,572	8.442	384	705	78.50	81.37
500,000.01 - 550,000.00	39	20,751,458	4.01	532,089	8.337	403	704	76.43	80.18
550,000.01 - 600,000.00	43	24,897,715	4.81	579,017	8.344	402	711	78.95	82.61
600,000.01 - 650,000.00	45	28,750,646	5.56	638,903	8.327	391	706	76.54	83.04
650,000.01 - 700,000.00	12	8,239,473	1.59	686,623	7.620	375	721	69.59	72.05
700,000.01 - 750,000.00	5	3,636,523	0.70	727,305	8.379	358	711	73.25	73.25
750,000.01 - 1,000,000.00	43	39,614,299	7.66	921,263	8.261	379	704	70.42	74.24
1,000,000.01 - 1,500,000.00	23	30,702,511	5.93	1,334,892	8.255	414	714	68.29	73.24
1,500,000.01 - 2,000,000.00	4	7,226,137	1.40	1,806,534	8.225	417	714	71.15	77.31
Greater than 2,000,000.00	25	93,558,936	18.09	3,742,357	8.240	417	739	64.57	66.83
Total	1,145	$517,324,844	100.00%

Geographic Distribution of Mortgaged Properties(1)

Geographic Area	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Alabama	10	$2,030,018	0.39%	203,002	8.762	362	704	80.97	83.80
Alaska	1	190,153	0.04	190,153	9.375	358	662	90.00	90.00
Arizona	44	16,724,451	3.23	380,101	8.136	365	703	75.15	77.71
California	347	220,216,032	42.57	634,628	8.329	407	716	72.34	76.08
Colorado	9	5,655,636	1.09	628,404	7.757	432	748	68.67	70.37
Connecticut	8	3,841,435	0.74	480,179	8.216	358	734	76.53	78.68
Delaware	2	820,754	0.16	410,377	8.722	357	679	75.99	80.43
District of Columbia	7	2,544,575	0.49	363,511	8.513	354	664	67.35	70.47
Florida	166	62,843,535	12.15	378,576	8.434	383	688	75.66	79.37
Georgia	29	11,092,229	2.14	382,491	8.671	412	711	76.48	79.82
Hawaii	27	12,146,245	2.35	449,861	7.773	392	718	73.29	77.61
Idaho	5	1,251,380	0.24	250,276	8.083	374	723	85.73	88.27
Illinois	64	21,765,253	4.21	340,082	8.634	375	690	79.94	81.77
Indiana	2	735,408	0.14	367,704	8.500	358	731	81.28	81.28
Iowa	1	69,235	0.01	69,235	8.000	350	708	80.00	90.00
Kansas	5	826,664	0.16	165,333	8.755	358	735	87.87	87.87
Louisiana	4	738,824	0.14	184,706	8.404	348	671	68.18	68.18
Maryland	53	19,249,737	3.72	363,203	8.578	367	700	75.82	78.84
Massachusetts	10	4,733,505	0.91	473,350	8.564	379	682	69.64	70.16
Michigan	26	7,699,833	1.49	296,147	8.506	398	698	77.71	80.92
Minnesota	5	1,056,262	0.20	211,252	8.441	379	701	83.08	87.87
Missouri	14	2,812,258	0.54	200,876	8.056	371	728	82.07	83.08
Montana	3	993,504	0.19	331,168	8.647	357	741	72.72	72.72
Nevada	22	5,491,568	1.06	249,617	8.618	377	717	82.67	84.87
New Hampshire	3	1,512,791	0.29	504,264	8.164	358	756	71.83	74.55
New Jersey	81	29,519,183	5.71	364,434	8.173	364	705	78.10	79.52
New Mexico	1	134,676	0.03	134,676	8.125	345	730	85.53	85.53
New York	53	31,694,507	6.13	598,010	8.072	376	723	73.34	75.89
North Carolina	12	6,058,718	1.17	504,893	8.245	354	705	68.19	68.19
Ohio	4	466,499	0.09	116,625	7.927	356	665	74.09	74.09
Oklahoma	5	332,014	0.06	66,403	8.500	357	668	83.51	83.51
Oregon	7	2,216,993	0.43	316,713	8.498	403	719	76.40	81.71
Pennsylvania	18	6,794,789	1.31	377,488	8.158	365	720	69.64	69.64
Rhode Island	1	578,611	0.11	578,611	8.375	476	753	80.00	89.90
South Carolina	5	1,041,151	0.20	208,230	8.392	358	727	77.64	77.64
South Dakota	1	199,220	0.04	199,220	2.250	358	675	78.13	78.13
Tennessee	2	316,046	0.06	158,023	8.874	413	716	84.99	90.00
Texas	8	2,360,347	0.46	295,043	8.122	365	703	85.06	87.31
Utah	15	7,506,249	1.45	500,417	8.047	381	726	72.17	75.15
Virginia	25	8,034,113	1.55	321,365	8.545	359	705	76.85	80.71
Washington	34	11,403,954	2.20	335,410	8.438	380	697	76.27	82.73
Wisconsin	5	1,223,430	0.24	244,686	7.225	419	683	74.43	74.43
Wyoming	1	403,059	0.08	403,059	8.375	357	730	78.47	78.47
Total	1,145	$517,324,844	100.00%
____________
(1)	As of the cut-off date, no more than approximately 2.460% of the Mortgage Loans were secured by mortgaged properties located in any one postal zip code area.

Original Loan-to-Value Ratios(1)(2)

Range of Original Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01 - 50.00	31	$14,260,531	2.76%	460,017	7.955	380	713	41.63	45.31
50.01 - 55.00	14	14,862,642	2.87	1,061,617	8.134	381	705	53.95	57.45
55.01 - 60.00	30	22,381,294	4.33	746,043	7.773	401	742	57.35	60.15
60.01 - 65.00	47	32,828,461	6.35	698,478	8.353	406	714	63.03	68.45
65.01 - 70.00	121	97,355,492	18.82	804,591	8.263	406	721	68.66	70.09
70.01 - 75.00	164	75,863,738	14.66	462,584	8.272	385	696	74.08	77.22
75.01 - 80.00	503	192,834,013	37.28	383,368	8.334	386	707	79.59	84.40
80.01 - 85.00	27	8,298,539	1.60	307,353	8.627	360	702	84.42	84.42
85.01 - 90.00	156	43,194,249	8.35	276,886	8.747	372	698	89.64	89.64
90.01 - 95.00	52	15,445,886	2.99	297,036	8.766	395	713	94.72	94.72
Total	1,145	$517,324,844	100.00%
____________
(1)	As of the cut-off date, the weighted average original Loan-to-Value Ratio of the Mortgage Loans was approximately 74.30%.

(2)
Does not take into account any secondary financing on the Mortgage Loans that may exist at the time of origination. See the definition of Loan-to-Value Ratio under the heading “The Mortgage Pool” in this prospectus supplement.

Original Combined Loan-to-Value Ratios(1)(2)

Range of Original Combined Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01 - 50.00	31	$14,260,531	2.76%	460,017	7.955	380	713	41.63	45.31
50.01 - 55.00	13	13,394,375	2.59	1,030,337	8.053	385	710	54.07	54.07
55.01 - 60.00	27	16,072,625	3.11	595,282	7.787	374	733	57.52	57.53
60.01 - 65.00	33	20,176,788	3.90	611,418	8.175	411	732	61.45	62.90
65.01 - 70.00	104	91,876,931	17.76	883,432	8.272	411	722	68.06	68.76
70.01 - 75.00	145	73,075,882	14.13	503,972	8.273	384	699	73.00	74.07
75.01 - 80.00	279	103,153,522	19.94	369,726	8.266	387	711	78.53	79.49
80.01 - 85.00	42	16,967,187	3.28	403,981	8.632	393	710	79.54	84.07
85.01 - 90.00	417	152,405,404	29.46	365,481	8.476	381	699	81.44	89.61
90.01 - 95.00	54	15,941,600	3.08	295,215	8.754	395	712	94.26	94.73
Total	1,145	$517,324,844	100.00%
____________
(1)	As of the cut-off date, the weighted average original Combined Loan-to-Value Ratio of the Mortgage Loans was approximately 77.49%.

(2)
The original Combined Loan-to-Value Ratios presented in the foregoing table reflect only certain junior lien mortgage loans secured by the related Mortgaged Properties. See the definition of Combined Loan-to-Value Ratio under the heading “The Mortgage Pool” in this prospectus supplement.

Current Mortgage Rates(1)

Range of Current Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.501 - 1.000	6	$1,600,850	0.31%	266,808	1.000	360	739	62.74	62.74
1.001 - 1.500	1	665,000	0.13	665,000	1.250	360	757	70.00	70.00
1.501 - 2.000	1	434,000	0.08	434,000	2.000	360	689	70.00	70.00
2.001 - 2.500	2	519,220	0.10	259,610	2.404	359	694	79.28	79.28
3.001 - 3.500	1	179,093	0.03	179,093	3.250	357	681	75.00	75.00
4.001 - 4.500	1	317,262	0.06	317,262	4.250	359	647	90.00	90.00
5.501 - 6.000	1	586,815	0.11	586,815	6.000	478	777	80.00	90.00
6.001 - 6.500	2	433,408	0.08	216,704	6.424	479	754	56.78	56.78
6.501 - 7.000	8	10,387,091	2.01	1,298,386	6.947	373	762	63.72	67.73
7.001 - 7.500	34	19,948,598	3.86	586,723	7.337	389	736	68.75	71.48
7.501 - 8.000	174	89,973,096	17.39	517,087	7.850	389	723	71.32	74.59
8.001 - 8.500	593	248,299,662	48.00	418,718	8.390	392	704	74.88	78.22
8.501 - 9.000	230	113,076,591	21.86	491,637	8.795	390	707	74.42	77.60
9.001 - 9.500	70	24,503,934	4.74	350,056	9.299	380	686	84.19	86.91
9.501 - 10.000	19	5,789,273	1.12	304,699	9.862	391	697	90.88	90.88
10.001 - 10.500	2	610,950	0.12	305,475	10.228	427	670	92.58	92.58
Total	1,145	$517,324,844	100.00%
____________
(1)
The current mortgage rates listed in the preceding table include lender paid mortgage insurance premiums. As of the cut-off date, the weighted average current mortgage rate of the Mortgage Loans was approximately 8.325% per annum. As of the cut-off date, the weighted average current mortgage rate of the Mortgage Loans net of the premium charged by the lender in connection with lender paid mortgage insurance was approximately 8.266% per annum.

Types of Mortgaged Properties

Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Single Family Residence	674	$320,518,078	61.96%	475,546	8.321	392	711	72.86	75.95
Planned Unit Development	185	85,548,217	16.54	462,423	8.302	386	709	75.45	79.82
Condominium	179	64,407,920	12.45	359,821	8.459	386	705	80.06	82.90
2-4 Family Residence	106	46,365,283	8.96	437,408	8.210	392	704	74.11	76.32
Co-op	1	485,346	0.09	485,346	7.875	356	697	75.00	75.00
Total	1,145	$517,324,844	100.00%

Purpose of Mortgage Loans

Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Refinance (Cash-Out)	599	$281,151,909	54.35%	469,369	8.347	391	712	71.92	74.13
Refinance (Rate/Term)	279	131,644,258	25.45	471,843	8.265	391	704	74.38	78.66
Purchase	267	104,528,678	20.21	391,493	8.338	385	709	80.58	85.05
Total	1,145	$517,324,844	100.00%

Occupancy Types(1)

Occupancy Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Owner Occupied	919	$435,064,602	84.10%	473,411	8.325	390	710	74.58	77.75
Investment Property	147	47,256,789	9.13	321,475	8.406	390	708	71.96	75.64
Secondary Residence	79	35,003,453	6.77	443,082	8.204	385	710	73.91	76.70
Total	1,145	$517,324,844	100.00%
____________
(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Remaining Term to Maturity (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)	Weighted Average Original Term to Maturity (Months)
480	2	$410,500	0.08%	205,250	7.128	779	39.25	39.25	480
479	19	7,381,906	1.43	388,521	8.409	691	70.33	71.08	480
478	55	24,625,483	4.76	447,736	8.325	718	78.11	81.58	480
477	70	33,656,347	6.51	480,805	8.437	703	77.63	81.43	480
476	24	11,847,971	2.29	493,665	8.452	711	75.84	79.09	480
475	11	8,662,494	1.67	787,499	8.186	723	68.02	78.07	480
474	6	2,728,142	0.53	454,690	8.602	680	77.03	80.15	480
473	3	1,410,466	0.27	470,155	7.845	687	77.48	79.94	480
472	13	16,121,885	3.12	1,240,145	8.155	704	64.95	65.47	480
471	3	4,348,509	0.84	1,449,503	8.840	710	68.16	69.22	480
470	5	5,177,382	1.00	1,035,476	8.534	736	70.87	74.33	480
469	4	13,395,979	2.59	3,348,995	8.105	761	62.38	64.57	480
468	2	5,979,659	1.16	2,989,829	8.556	741	72.42	72.42	480
467	3	6,151,644	1.19	2,050,548	8.545	746	69.93	69.93	480
466	2	4,780,770	0.92	2,390,385	8.434	720	65.94	75.27	480
465	1	608,088	0.12	608,088	8.375	643	65.00	80.00	480
464	1	151,017	0.03	151,017	8.750	762	90.00	90.00	480
462	1	1,602,349	0.31	1,602,349	8.625	774	71.38	85.00	480
460	1	2,160,018	0.42	2,160,018	8.875	678	72.17	85.00	480
360	15	6,293,085	1.22	419,539	5.035	720	68.62	68.62	360
359	92	29,973,745	5.79	325,802	8.347	705	76.65	78.16	360
358	211	79,643,836	15.40	377,459	8.235	708	76.71	78.60	360
357	301	108,238,586	20.92	359,597	8.413	705	77.68	81.15	360
356	113	36,022,351	6.96	318,782	8.529	700	77.39	80.32	360
355	37	16,215,601	3.13	438,259	8.011	703	73.11	76.95	360
354	12	5,599,848	1.08	466,654	8.282	713	72.64	77.42	360
353	6	3,540,676	0.68	590,113	8.227	678	74.74	75.92	360
352	25	9,766,574	1.89	390,663	8.415	694	75.18	78.54	360
351	42	21,880,493	4.23	520,964	8.583	693	67.52	73.93	360
350	18	22,484,474	4.35	1,249,137	8.254	726	68.73	71.27	360
349	14	5,110,566	0.99	365,040	8.776	695	78.02	84.16	360
348	5	5,281,689	1.02	1,056,338	8.685	761	71.69	72.76	360
347	3	4,533,116	0.88	1,511,039	7.845	731	59.71	63.49	360
346	2	1,716,235	0.33	858,118	8.749	663	58.92	89.27	360
345	6	4,580,814	0.89	763,469	8.392	730	72.34	74.54	360
344	2	408,703	0.08	204,352	9.746	701	93.28	93.28	360
343	3	786,061	0.15	262,020	8.448	734	78.36	78.36	360
342	1	114,656	0.02	114,656	9.500	673	89.26	89.26	360
341	3	1,576,670	0.30	525,557	8.288	705	47.46	51.49	360
339	2	841,021	0.16	420,510	8.305	683	83.90	90.00	360
336	1	191,147	0.04	191,147	8.375	679	79.65	95.00	360
335	2	283,523	0.05	141,762	8.875	678	62.98	62.98	360
333	1	160,476	0.03	160,476	7.500	785	94.96	94.96	360
330	1	729,332	0.14	729,332	8.375	667	89.90	89.90	360
321	1	150,956	0.03	150,956	9.000	659	75.00	75.00	360
Total	1,145	$517,324,844	100.00%
____________
(1)	As of the cut-off date, the weighted average remaining term to maturity of the Mortgage Loans was approximately 390 months.

Documentation Programs

Documentation Programs	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Reduced	764	$386,507,608	74.71%	505,900	8.288	392	710	72.99	76.59
Full/Alternative	170	61,099,320	11.81	359,408	8.329	392	701	78.17	80.68
Stated Income/Stated Asset	164	53,096,769	10.26	323,761	8.414	382	720	78.93	79.35
No Ratio	45	15,764,638	3.05	350,325	8.888	352	680	75.44	80.56
No Income/No Asset	2	856,510	0.17	428,255	8.737	352	731	78.51	82.79
Total	1,145	$517,324,844	100.00%

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
601 - 620	5	$1,815,410	0.35%	363,082	8.416	381	619	53.59	53.59
621 - 640	82	27,718,274	5.36	338,028	8.470	385	632	75.39	77.95
641 - 660	138	45,692,847	8.83	331,108	8.448	380	652	75.33	78.26
661 - 680	177	67,015,490	12.95	378,619	8.504	381	670	77.07	81.46
681 - 700	209	82,449,521	15.94	394,495	8.360	386	689	75.81	78.55
701 - 720	173	97,755,516	18.90	565,061	8.415	392	710	74.79	78.61
721 - 740	120	61,072,697	11.81	508,939	8.277	393	730	73.44	78.26
741 - 760	96	47,221,338	9.13	491,889	8.238	402	750	74.44	76.66
761 - 780	86	61,824,724	11.95	718,892	7.976	398	771	68.48	70.62
781 - 800	49	20,855,441	4.03	425,621	8.114	391	791	73.61	74.20
801 - 820	10	3,903,585	0.75	390,359	8.109	386	810	79.51	81.86
Total	1,145	$517,324,844	100.00%
____________
(1)	As of the cut-off date, the weighted average FICO Credit Score of the mortgagors related to the Mortgage Loans was approximately 709.

Prepayment Charge Periods at Origination

Prepayment Charge Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0	88	$40,001,601	7.73%	454,564	8.443	381	715	77.33	79.66
12	260	165,812,539	32.05	637,741	8.393	395	719	70.76	74.63
24	8	2,970,280	0.57	371,285	8.864	351	693	75.95	80.95
30	2	310,783	0.06	155,391	8.061	358	681	84.86	84.86
36	785	307,537,943	59.45	391,768	8.267	389	704	75.77	78.70
60	2	691,700	0.13	345,850	8.479	353	709	80.00	80.00
Total	1,145	$517,324,844	100.00%

Months to Next Mortgage Rate Adjustment Date(1)

Months to Next Mortgage Rate Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
1	1,144	$517,007,582	99.94%	451,930	8.327	390	709	74.29	77.48
2	1	317,262	0.06	317,262	4.250	359	647	90.00	90.00
Total	1,145	$517,324,844	100.00%
____________
(1)	As of the cut-off date, the weighted average months to the next Mortgage Rate Adjustment Date of the Mortgage Loans was approximately 1 month.

Gross Margins(1)

Range of Gross Margins (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
1.001 - 2.000	8	$5,165,933	1.00%	645,742	6.769	415	753	68.31	78.26
2.001 - 3.000	158	92,847,724	17.95	587,644	7.615	383	729	69.90	72.91
3.001 - 4.000	879	385,186,856	74.46	438,210	8.428	392	706	74.46	77.69
4.001 - 5.000	94	32,370,724	6.26	344,369	9.276	383	691	85.08	87.36
5.001 - 6.000	6	1,753,606	0.34	292,268	10.080	382	662	90.80	90.80
Total	1,145	$517,324,844	100.00%
____________
(1)	As of the cut-off date, the weighted average gross margin of the Mortgage Loans was approximately 3.411%.

Maximum Mortgage Rates(1)

Range of Maximum Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
8.001 - 9.000	1	$135,148	0.03%	135,148	8.625	355	778	80.00	80.00
9.001 - 10.000	1,012	469,395,350	90.74	463,829	8.263	392	711	73.65	76.98
10.001 - 11.000	51	17,006,132	3.29	333,454	9.018	379	704	86.24	86.60
11.001 - 12.000	70	25,677,748	4.96	366,825	8.954	373	687	78.86	81.49
12.001 - 13.000	6	3,647,224	0.71	607,871	8.368	353	705	65.01	66.80
13.001 - 14.000	3	618,615	0.12	206,205	9.084	408	730	89.81	89.81
16.001 - 17.000	2	844,627	0.16	422,314	8.835	357	675	83.20	90.33
Total	1,145	$517,324,844	100.00%
____________
(1)	As of the cut-off date, the weighted average maximum Mortgage Rate of the Mortgage Loans was approximately 10.097% per annum.

Next Mortgage Rate Adjustment Dates

Next Mortgage Rate Adjustment Date	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
November 2007	1143	$516,573,582	99.85%	451,945	8.332	390	709	74.29	77.49
December 2007	2	751,262	0.15	375,631	2.950	360	671	78.45	78.45
Total	1,145	$517,324,844	100.00%

Initial Fixed Mortgage Rate Periods

Initial Fixed Mortgage Rate Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
1	1,117	$504,597,175	97.54%	451,743	8.318	390	710	74.38	77.59
2	1	191,147	0.04	191,147	8.375	336	679	79.65	95.00
3	27	12,536,522	2.42	464,316	8.567	374	693	70.92	73.22
Total	1,145	$517,324,844	100.00%

Minimum Mortgage Rates(1)

Range of Minimum Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
1.001 - 2.000	8	$5,165,933	1.00%	645,742	6.769	415	753	68.31	78.26
2.001 - 3.000	158	92,847,724	17.95	587,644	7.615	383	729	69.90	72.91
3.001 - 4.000	879	385,186,856	74.46	438,210	8.428	392	706	74.46	77.69
4.001 - 5.000	94	32,370,724	6.26	344,369	9.276	383	691	85.08	87.36
5.001 - 6.000	6	1,753,606	0.34	292,268	10.080	382	662	90.80	90.80
Total	1,145	$517,324,844	100.00%
____________
(1)	As of the cut-off date, the weighted average Minimum Mortgage Rate of the Mortgage Loans was approximately 3.411% per annum.

Maximum Negative Amortization

Maximum Negative Amortization (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
110.000	109	$52,212,868	10.09%	479,017	8.379	369	710	74.79	78.59
115.000	1,036	465,111,976	89.91	448,950	8.318	392	709	74.24	77.36
Total	1,145	$517,324,844	100.00%

Initial Recast Periods(1)

Initial Recast Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
60	601	$224,027,255	43.30%	372,757	8.469	381	708	76.53	79.85
120	544	293,297,589	56.70	539,150	8.214	397	710	72.59	75.68
Total	1,145	$517,324,844	100.00%
____________
(1)
At the end of this period and every fifth year thereafter, the monthly payment for a Mortgage Loan is adjusted so that it is sufficient to amortize fully the then unpaid principal balance of the Mortgage Loan over its remaining amortization term.

Initial Fixed Scheduled Payment Period(1)

Initial Fixed Scheduled Payment Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
12	1,145	$517,324,844	100.00%	451,812	8.325	390	709	74.30	77.49
Total	1,145	$517,324,844	100.00%
____________
(1)
During this period, the scheduled payment that is determined at origination will not adjust unless the unpaid principal balance of the Mortgage Loan exceeds the maximum negative amortization limit of 110% or 115%, as applicable, of the original principal balance due to Deferred Interest. If the applicable maximum negative amortization limit is reached, the monthly payment will be recast without regard to any other limitations to amortize fully the then unpaid principal balance of the Mortgage Loan over its remaining amortization term.

Annex B

Prepayment Charge Schedule

The table below indicates the type of prepayment charge applicable to the Mortgage Loans, the number of years after origination during which each type of prepayment charge applies and the number and aggregate Stated Principal Balance of the Mortgage Loans with each type of prepayment charge.

Prepayment Charge Type	Number of Mortgage Loans	Aggregate Stated Principal Balance	% of Aggregate Stated Principal Balance
2 months interest on 66% of the prepaid principal balance
1 years	1	$ 780,243	0.15%
3 years	47	16,399,153	3.17
2 months interest on 80% of the prepaid principal balance
1 years	1	178,162	0.03
3 years	4	2,072,948	0.40
3 months interest on 80% of the prepaid principal balance
1 year	1	245,195	0.05
6 months interest on 80% of the prepaid principal balance
1 year	236	155,705,326	30.10
2 years	8	2,970,280	0.57
3 years	640	263,740,263	50.98
5 years	1	364,805	0.07
1% on 80% of the prepaid principal balance
3 years	21	4,439,478	0.86
5% on 80% of the prepaid principal balance
3 years	1	157,586	0.03
1% of the prepaid principal balance
1 years	5	2,167,344	0.42
30 months	2	310,783	0.06
3 years	35	9,808,885	1.90
2% of the prepaid principal balance
1 years	13	5,800,917	1.12
3 years	29	8,790,343	1.70
3% of the prepaid principal balance
5 years	1	326,895	0.06
5% of the prepaid principal balance
1 years	3	935,348	0.18
3 years	5	1,567,672	0.30
5%, 4%, 3%, 2% and 1% of the prepaid principal balance for prepayments during the first, second, third, fourth and fifth year, respectively, after origination
3 years	3	561,614	0.11
No Prepayment Charge	88	40,001,601	7.73
Total	1,145	$ 517,324,844	100.00%